Exhibit 10.19

RENEWABLE POWER PURCHASE AND SALE AGREEMENT

between

CITY OF ANAHEIM

and

BOWERMAN POWER LFG, LLC

PREAMBLE AND RECITALS		1

ARTICLE ONE. SPECIAL CONDITIONS		2

1.01	Generating Facility.	2

1.02	Forecasted Initial Synchronization Date.	3

1.03	Forecasted Commercial Operation Date.	3

1.04	Commercial Operation Deadline.	3

1.05	Firm Operation Date.	3

1.06	Term.	3

1.07	Product Price.	3

1.08	Performance Assurance Amount.	4

1.09	[Intentionally Omitted.]	4

1.10	WDAT Position.	5

1.11	Federal Tax Credit.	5

1.12	Compliance Expenditure Cap.	5

ARTICLE TWO. TERM AND CONDITIONS PRECEDENT; TERMINATION		8

2.01	Effective Date and Obligations prior to Effective Date.	8

2.02	Obligations Prior to Commencement of the Term.	8

2.03	Conditions Precedent to Commencement of Term.	10

2.04	Termination Rights.	10

2.05	[Intentionally Omitted.]	11

2.06	Rights and Obligations Surviving Termination.	12

ARTICLE THREE. SELLER’S OBLIGATIONS		14

3.01	Conveyance of Entire Output, Green Attributes, Capacity Attributes, and Resource Adequacy Benefits.	14

3.02	Resource Adequacy Rulings.	15

3.03	Maintenance as ERR.	16

3.04	Standard Capacity Product: Allocation of Availability Incentive Payments and Non-Availability Charges.	16

3.05	Permits, Interconnection and Transmission Service Agreements, and CAISO Tariff Compliance.	16

3.06	Development Security.	17

3.07	Seller’s Product Delivery Obligation.	21

i

3.08	Metering, Communications, and Telemetry.	22

3.09	Site Location and Control.	23

3.10	Change in Structure, Ownership, or Financing.	24

3.11	Design.	24

3.12	Operation and Record Keeping.	25

3.13	Obtaining Scheduling Coordinator Services.	26

3.14	Forecasting.	27

3.15	Scheduled Outages.	27

3.16	Progress Reporting Toward Meeting Milestone Schedule.	27

3.17	Provision of Information.	27

3.18	Anaheim’s Access Rights.	29

3.19	Prevailing Wage.	29

3.20	Obtaining and Maintaining CEC Certification, and CEC Verification.	29

3.21	Notice of Cessation or Termination of Service Agreements.	29

3.22	Payments and Invoicing.	29

3.23	Lost Output Report.	30

3.24	NERC Electric System Reliability Standards.	30

ARTICLE FOUR. ANAHEIM’S OBLIGATIONS		32

4.01	Obligation to Pay and Invoice.	32

4.02	[Intentionally Omitted.]	32

4.03	Scheduling Coordinator.	32

4.04	Termination of Scheduling Coordinator.	32

4.05	Exclusive Rights to Product and Cost Responsibility.	32

ARTICLE FIVE. FORCE MAJEURE		34

5.01	No Default for Force Majeure.	34

5.02	Requirements Applicable to the Claiming Party.	34

5.03	Commercial Operation Deadline Extension.	34

5.04	Firm Operation Date Extension.	35

5.05	Termination.	35

ARTICLE SIX. EVENTS OF DEFAULT; REMEDIES		36

6.01	Events of Default.	36

6.02	Early Termination.	39

ii

6.03	Termination Payment.	39

ARTICLE SEVEN. LIMITATIONS OF LIABILITIES		41

ARTICLE EIGHT. CREDIT AND COLLATERAL REQUIREMENTS		42

8.01	Financial Information.	42

8.02	Development Security and Performance Assurance.	42

8.03	First Priority Security Interest.	45

8.04	Credit and Collateral Covenants.	45

8.05	Commercial Code Waiver.	47

ARTICLE NINE. GOVERNMENTAL CHARGES		48

9.01	Cooperation to Minimize Tax Liabilities.	48

9.02	Governmental Charges.	48

9.03	Providing Information to Taxing Authorities.	48

ARTICLE TEN. MISCELLANEOUS		49

10.01	Representations and Warranties.	49

10.02	Additional Seller Representations, Warranties and Covenants.	49

10.03	Indemnity.	51

10.04	Assignment.	53

10.05	Consent to Collateral Assignment.	54

10.06	Abandonment.	56

10.07	Governing Law.	56

10.08	Notices.	56

10.09	General.	57

10.10	Confidentiality.	58

10.11	Insurance.	60

10.12	Nondedication.	64

10.13	Mobile Sierra.	64

10.14	Simple Interest Payments.	64

10.15	Payments.	64

10.16	Seller Ownership and Control of Generating Facility.	64

10.17	Required Material.	65

ARTICLE ELEVEN. CHANGE IN ELECTRIC MARKET DESIGN		66

ARTICLE TWELVE. MEDIATION		67

iii

12.01	Dispute Resolution.	67

12.02	Mediation.	67

12.03	Provisional Relief.	67

SIGNATURES		69

iv

LIST OF EXHIBITS

EXHIBIT A	Definitions.

EXHIBIT B	Generating Facility and Site Description.

EXHIBIT C	Notice List.

EXHIBIT D	Forecasting and Scheduling Requirements and Procedures.

EXHIBIT E	Payments and Invoicing.

EXHIBIT F	Product Replacement Damage Amount.

EXHIBIT G	Seller’s Milestone Schedule.

EXHIBIT H	Milestone Progress Reporting Form.

EXHIBIT I	[Intentionally Omitted.]

EXHIBIT J	[Intentionally Omitted.]

EXHIBIT K	Procedure for Partial or Full Return of Development Security.

EXHIBIT L	Seller’s Estimate of Lost Output

EXHIBIT M	Form of Letter of Credit.

EXHIBIT N	[Intentionally Omitted.]

EXHIBIT O	[Intentionally Omitted.]

EXHIBIT P	[Intentionally Omitted.]

EXHIBIT Q	[Intentionally Omitted.]

EXHIBIT R	[Intentionally Omitted.]

EXHIBIT S	Notice of Anaheim’s Rights.

EXHIBIT S-l	Legal Description of Property.

v

RENEWABLE POWER PURCHASE AND SALE AGREEMENT

between

CITY OF ANAHEIM

and

BOWERMAN POWER LFG, LLC

PREAMBLE

This Renewable Power Purchase and Sale Agreement, together with the Exhibits and attachments (collectively, the “Agreement”) is dated for the purposes of convenience as March 11, 2014. The Effective Date of this Agreement shall be the latest date of execution hereinafter set forth opposite the names of the signators hereto. In the event Seller fails to set forth a date of execution opposite the name of Seller’s signator, Seller hereby authorizes Anaheim, by and through its representative, to insert the date of execution by Seller’s signator(s) as the date said Agreement, as executed by Seller, is received by Anaheim.

This Agreement is entered into between:

(i)

City of Anaheim, a municipal corporation organized and existing under the laws of the State of California (referred to interchangeably as “Buyer” or “Anaheim”), whose principal place of business is located at City Hall, 200 South Anaheim Blvd., Anaheim, CA 92805, and

(ii)	Bowerman Power LFG, LLC (“Seller”), a Delaware limited liability company, whose principal place of business is located at 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220.

Anaheim and Seller are sometimes referred to herein individually as a “Party” and jointly as the “Parties”. Unless the context otherwise specifies or requires, capitalized terms in this Agreement have the meanings set forth in EXHIBIT A.

RECITALS

Seller is willing to construct, own, and Operate the Generating Facility which qualifies as an ERR, and to sell the Product to Anaheim pursuant to the terms and conditions set forth in this Agreement; and

Anaheim is willing to purchase the Product from Seller pursuant to the terms and conditions set forth in this Agreement.

ARTICLE ONE.     SPECIAL CONDITIONS

1.01	Generating Facility.

(a)	Name: Bowerman Power Project.

(b)	Location of Site: Frank R. Bowerman Landfill, 11002 Bee Canyon Access Road, Irvine, CA 92602, as further described in EXHIBIT B.

(c)	Description: As set forth in EXHIBIT B.

(d)

Product: Is all electric energy produced by the Generating Facility throughout the Delivery Term, net of Station Use; all Green Attributes; all Capacity Attributes, if applicable; and all Resource Adequacy Benefits, if applicable; generated by, associated with or attributable to the Generating Facility throughout the Delivery Term.

(e)	Interconnection Point: Distribution service pursuant to the WDAT will be from the Bowerman Power Project to the CAISO Controlled Grid at Southern California Edison’s (SCE) 220kV Santiago Substation.

(f)	Interconnection Point: SCE’s 66kv/220kV Santiago Substation located in Irvine, California.

(g)	Delivery Point: SCE’s 220kV Santiago Substation.

(h)	ERR Type: Biomethane.

(i)	Contract Capacity: 19.6 MW

The Contract Capacity may be reduced as set forth in Section 3.06(g).

(j)	Expected Annual Net Energy Production: 154,526 MWh

The Expected Annual Net Energy Production for each Term Year will be the value calculated in accordance with the following formula:

EXPECTED ANNUAL NET ENERGY PRODUCTION, in MWh

= A x B x C

Where:

A = Contract Capacity 19.6 MW.

B = Capacity Factor 0.90

C = 8760

1.02	Forecasted Initial Synchronization Date.

The Forecasted Initial Synchronization Date is May 15, 2015.

1.03	Forecasted Commercial Operation Date.

The Forecasted Commercial Operation Date is August 15, 2015.

1.04	Commercial Operation Deadline.

Subject to extensions made pursuant to Sections 1.04(a), 3.06(c) or 5.03, the Commercial Operation Date must be no later than one hundred twenty (120) days from the Initial Synchronization Date (“Commercial Operation Deadline”).

(a)

If all of the interconnection facilities, transmission upgrades and new transmission facilities, if any, described in Seller’s interconnection agreement and required to interconnect the Generating Facility to the CAISO Controlled Grid have not been completed and placed into operation by the CAISO or the Transmission Provider on or before the estimated completion date set forth in Seller’s interconnection agreement, then the Commercial Operation Deadline shall be extended on a day-for-day basis until such completion and placement into operation, except to the extent any such delay results from Seller failing to complete its obligations, take all actions and meet all of its deadlines under Seller’s interconnection agreement needed to ensure timely completion and operation of such interconnection facilities, transmission upgrades and new transmission facilities.

(b)	Notwithstanding anything in this Agreement to the contrary, the Commercial Operation Deadline may not be later than June 30, 2016.

1.05	Firm Operation Date.

The Firm Operation Date is the date that is thirty (30) days after Commercial Operation as set forth in Section 2.03(b), plus any additional days for Force Majeure as provided in Section 5.04.

1.06	Term.

The Term commences on the Commercial Operation Date determined in accordance with Section 2.03 and ends on the last day of the calendar month 240 months (20 years) from the Commercial Operations Date (the “Original Term”).

1.07	Product Price.

(a)

During the first Term Year, the Product Price shall be equal to the total price of $87.40 per MWh (net of any CAISO Charges and any subsequent CAISO True-Ups) received from the Project at the Delivery Point; provided, the Buyer receives all of the following from the Product: the Green Attributes described below and the remaining elements of the Product. For the avoidance of doubt, the remaining elements of the Product include but are not limited to all electric energy produced by the Generating Facility throughout the Delivery Term, net of Station Use; all Capacity Attributes, if applicable; and all Resource Adequacy Benefits, if applicable; generated by, associated with or attributable to the Generating Facility throughout the Delivery Term.

(b)

The Product Price (described above) during the first Term Year is equal to the sum of the price for Green Attributes and remaining elements of the Product (net of any CAISO Charges and any subsequent CAISO True-Ups). For the Green Attributes portion of the Product Price, the price for Green Attributes is $40 for each MWh of CEC RPS Eligible Bucket One (1) energy (as defined by Section 399.16(b)(1) of the California Public Utilities Code, and as evidenced by the transfer of WREGIS Certificates to Buyer). For the remaining elements of the Product, the price is $47.40 per MWh, or $87.40 per MWh minus $40.00 per MWh, up to a maximum of 20 MWh in any hour. The prices for Green Attributes and remaining elements of the Product will increase annually by two and one-half percent (2.5%) effective on each anniversary of the Term from the commencement of the second Term Year through the commencement of the tenth Term Year. Thereafter, the prices for Green Attributes and remaining elements of the Product will increase annually by one and one-half percent (1.5%) effective on each anniversary of the Term from the commencement of eleventh Term Year through the commencement of the fifteenth Term Year. The prices for Green Attributes and remaining elements of the Product shall not increase for any Term Year commencing from the sixteenth Term Year.

(c)

To prevent and or minimize unscheduled Product being injected into the CAISO grid, Buyer shall purchase Test Energy (net of any CAISO Charges and any subsequent CAISO True-Ups) for prior period(s) from the Generation Facility at a price equal to 80% of Day Ahead Price (as published by the CAISO) at the Generator PNode (as assigned by the CAISO) plus $40 for each MWh of CEC RPS Eligible Bucket One (1) energy (as defined by Section 399.16(b)(1) of the California Public Utilities Code, and as evidenced by the transfer of WREGIS Certificates to Buyer). For the remaining elements of the Product in Test Energy, the price is the difference of the total price as calculated in this Section 1.07(c) minus $40.00 per MWh, up to a maximum of 20 MWh in any hour. All Test Energy shall be scheduled in accordance with the CAISO Tariff.

1.08	Performance Assurance Amount.

(a)

Seller shall provide to, and maintain with, Buyer, collateral, in the form of a Letter of Credit. The collateral amount shall be equal to One Hundred Thousand Dollars and Zero Cents for each megawatt of Contract Capacity, or One Million Nine Hundred Sixty Thousand Dollars ($1,960,000). The collateral shall be posted with Anaheim on or before, but in no event later than the commencement of the Commercial Operation Date.

1.09	[Intentionally Omitted.]

1.10	WDAT Position.

Seller’s WDAT small generator interconnection request, studies, and Small Generator Interconnection Agreement is designated as Project number WDT292.

1.11	Federal Tax Credit.

Seller (check one box only):

(a)	☐ Qualifies for and will take the Federal Investment Tax Credit.

(b)	☐ Qualifies for and will take the Federal Production Tax Credit.

(c)	☐ Qualifies for and will take the New Markets Tax Credit.

(d)	X Will not take any of the above tax credits.

1.12	Compliance Expenditure Cap.

(a)

Costs applicable to the Compliance Cost Cap are only those costs under the definition of “Compliance Costs” and are new costs associated with a change in Applicable Law after the Effective Date which Seller establishes to Anaheim’s reasonable satisfaction affect Seller’s obligations under the Agreement to (i) obtain and maintain CEC Pre-Certification or CEC Certification and CEC Verification; and/or (ii) obtain, convey, or effectuate Anaheim’s use of (a) Green Attributes, (b) Capacity Attributes, and/or (c) Resource Adequacy Benefits. The Parties agree that the Compliance Costs that Seller shall be required to incur shall not exceed 1% of the Expected Annual Net Energy Production multiplied by the Product Price in the aggregate each Term Year (“Compliance Expenditure Cap”) between the Effective Date and the last day of the Term.

(b)

Any actions required for Seller to comply with its obligations set forth in the first paragraph above, shall be referred to individually as a “Compliance Action” and collectively as the “Compliance Actions.”

(c)

If Seller reasonably anticipates the need to incur Compliance Costs in excess of the Compliance Expenditure Cap in order to take any Compliance Action, Seller shall provide Notice (“Initial Compliance Costs Notice”) to Anaheim of such anticipated Compliance Costs.

Anaheim will have sixty (60) days to evaluate such Initial Compliance Costs Notice and if Seller’s representation in the Initial Compliance Costs Notice are reasonably acceptable to Anaheim then (i) Anaheim shall reimburse Seller for all Compliance Costs associated with one or more Compliance Actions, that exceed the Compliance Expenditure Cap, but the Compliance Costs of those Compliance Actions are below or equal to 2% of the Expected Annual Net Energy Production multiplied by the Product Price in the aggregate per Term Year (“Anaheim Compliance Expenditure Cap”); and/or (ii) Each Party shall pay half of all

Compliance Costs associated with one or more Compliance Actions, that exceed the Anaheim Compliance Expenditure Cap, but the Compliance Costs of those Compliance Actions are below or equal to 4% of the Expected Annual Net Energy Production multiplied by the Product Price in the aggregate per Term Year (“Shared Compliance Expenditure Cap”).

(d)

If Seller reasonably anticipates Compliance Costs to exceed the amounts set forth in the Initial Compliance Costs Notice or any Subsequent Compliance Costs Notice, Seller shall provide a subsequent Notice (“Subsequent Compliance Costs Notice”) to Anaheim of such anticipated increase in Compliance Costs. The Initial Compliance Costs Notice and the Subsequent Compliance Costs Notice shall be referred collectively herein as “Compliance Costs Notice”. Anaheim will have sixty (60) days to evaluate such Subsequent Compliance Costs Notice and if Seller’s representation in the Subsequent Compliance Costs Notice are reasonably acceptable to Anaheim then (i) if applicable, Anaheim shall reimburse Seller for all Compliance Costs associated with one or more Compliance Actions, that exceed the last Compliance Costs Notice, but are below or equal the Anaheim Compliance Expenditure Cap; and/or (ii) if applicable, each Party shall pay half of all Compliance Costs associated with one or more Compliance Actions, that exceed the last Compliance Costs Notice above the Anaheim Compliance Expenditure Cap, but the Compliance Costs of those Compliance Actions are below or equal to Shared Compliance Expenditure Cap.

(e)

If Seller reasonably anticipates that Compliance Costs will exceed the Shared Compliance Expenditure Cap, in order to take any Compliance Action, Seller shall provide Notice to Anaheim of such anticipated Compliance Costs. Thereafter, the Parties shall meet in good faith to negotiate an allocation of Compliance Costs above the Shared Compliance Expenditure Cap. If the Parties cannot agree to the an allocation of these Compliance Costs within one hundred and eighty (180) days of the Notice, either Party may terminate this Agreement in writing immediately after the expiration of this one hundred and eighty (180) day period. Such a termination shall not constitute an Event of Default and therefore not result in the payment of a Termination Payment.

(f)

Any costs in excess of the Compliance Expenditure Cap as to which Anaheim agrees to reimburse Seller shall be also referred to herein as “Accepted Compliance Costs”. If Anaheim agrees to reimburse Seller for the Accepted Compliance Costs in excess of the Compliance Expenditure Cap, then Seller shall take such Compliance Actions covered by the Accepted Compliance Costs as agreed upon by the Parties and Anaheim shall reimburse Seller for Seller’s actual Compliance Costs above the Compliance Expenditure Cap to effect the Compliance Actions, not to exceed the Accepted Compliance Costs within forty-five (45) days of submittal of a written invoice and supporting written documentation from Seller.

(g)	During any period requiring Compliance Actions, Anaheim shall not be obligated to pay the Green Attribute component of the Product Price unless the Product meets the requirements of Section 1.07.

(h)

The Public Utilities General Manager, or designee, is authorized to approve Accepted Compliance Costs, except that in the case of Section 1.12(e), the authority of the Public Utilities General Manager shall not exceed the Shared Compliance Expenditure Cap by 6% of the Expected Annual Net Energy Production multiplied by the Product Price in the aggregate per Term Year.

*** End of ARTICLE ONE ***

ARTICLE TWO.     TERM AND CONDITIONS PRECEDENT; TERMINATION

2.01	Effective Date and Obligations prior to Effective Date.

(a)	This Agreement becomes effective on the Effective Date.

(b)	Upon the execution and delivery of this Agreement, each Party acknowledges receipt of the following items:

(i)

Signing authority consisting of evidence of authority, incumbency and specimen signature of each person executing the Agreement or any other document on its behalf in connection with the Agreement; and

(ii)

Certified copies of resolutions of the Board of Directors, relevant committees, and, in the case of Anaheim, certified copies of the City Council Agenda Minutes, showing that the Party is authorized to execute and deliver this Agreement and to perform its obligations under the Agreement.

2.02	Obligations Prior to Commencement of the Term.

(a)	Seller’s Applications for Interconnection and Transmission Service Agreements.

Seller shall apply for and expeditiously seek a FERC-approved interconnection agreement to interconnect the Generating Facility to the Transmission Provider’s electric system and any service agreement required to transmit electric energy to the Delivery Point.

Seller must not withdraw its WDAT Queue Position or assign or transfer that WDAT Queue Position to any entity or for the benefit of any power purchase and sale agreement other than this Agreement without Anaheim’s prior written consent.

(b)	Seller’s Regulatory and Governmental Filings.

(i)	Within one hundred eighty (180) days after the Effective Date, Seller shall file an application or other appropriate request for CEC Pre-Certification for the Generating Facility.

(ii)	Within one hundred eighty (180) days after the Effective Date, Seller shall file all applications or other appropriate requests with the proper authorities for Construction Permits.

(iii)	Seller shall expeditiously seek CEC Pre-Certification and all Material Permits, including promptly responding to any requests for information from the requesting authority.

(iv)	Within thirty (30) days after the Commercial Operation Date, Seller shall file an application or other appropriate request with the CEC for CEC Certification for the Generating Facility.

(v)	Seller shall expeditiously seek CEC Certification and maintain CEC Verification, including promptly responding to any requests for information from the requesting authority.

(c)	Seller shall have FERC approved Market Base Rate Authority, if applicable, upon Commercial Operation Date.

(d)	CEQA Determinations.

(i)

Seller shall comply with this section prior to the commencement of the Term. Any CEQA requirements shall be the responsibility of Seller. Seller shall have received a CEQA negative declaration related to the Project issued by Orange County within 180 days of the Effective Date. The Parties acknowledge and agree that Buyer reserves all of its rights and powers under CEQA prior to the issuance of the negative declaration including the right to submit comments during the public comment period set forth in the CEQA process. The Parties therefore acknowledge and agree that Buyer has no obligation to purchase the Product under this Agreement until all of the following have occurred: (a) any applicable CEQA review has been completed; (b) Buyer has decided, based on that review, to approve the purchase of Product from the Facility; and (c) the applicable period for any legal challenges under CEQA relating to the Generating Facility has expired without any such challenge having been filed or, in the event of any such challenge, the challenge has been determined adversely to the challenger by final judgment or settlement. Buyer may terminate this Agreement if Buyer determines, based on the CEQA review for the Generating Facility conducted by the applicable Government Authority or by Buyer, that the Generating Facility causes significant adverse environmental effects that are not adequately mitigated or for which there are no overriding considerations favoring approval of the Generating Facility. If the CEQA process for the Generating Facility has not occurred by the Commercial Operation Deadline, then this Agreement may be terminated by either Party by delivery of Notice to the other Party stating that this Agreement is terminated for failure to satisfy the condition set forth in this Section. The termination rights of this Section 2.02(d) are separate and additional to those set forth in ARTICLE Six. Notwithstanding anything to the contrary in this Section 2.02(d), this deadline set forth above shall not be extended past the date set forth in Section 1.04(b).

(ii)	Seller shall be responsible for updating any CEQA documentation, when required, in accordance with Applicable Laws.

2.03	Conditions Precedent to Commencement of Term.

(a)	Commencement of Term.

The Term commences upon the Commercial Operation Date.

(b)	Commercial Operation.

(i)	Subject to the remainder of this subsection (b), the Commercial Operation Date shall be a date selected by Seller upon at least three (3) Business Days’ Notice to Anaheim.

(ii)	The Commercial Operation Date may not occur until each of the following has been satisfied:

(1)

Seller has completed the installation and testing of the Generating Facility for purposes of financing, Permits, the interconnection agreement, operating agreements, the EPC agreement, and manufacturer’s warranties;

(2)	Seller is prepared to perform (and to continue to perform) its Product delivery and related obligations in accordance with the requirements hereof; and

(3)	Seller has met all conditions set forth in Section 3.12(c).

(iii)	In addition, on or before the Commercial Operation Date:

(1)	Seller shall have obtained Material Permits as set forth in Section 2.02(b)(iii);

(2)	Seller shall have posted with Anaheim the Performance Assurance required under Section 8.02 in the amount set forth in Section 1.08;

(3)	The Generating Facility must be Operating in parallel with the applicable Transmission Provider’s electric system;

(4)	Seller shall be Forecasting in accordance with EXHIBIT D; and

(5)	Seller shall be delivering Product to Anaheim at the Delivery Point.

(6)	Seller shall have received Full Capacity Deliverability Status pursuant to SCE’s allocation of deliverable capacity at the Santiago substation.

2.04	Termination Rights.

(a)	Termination Rights of the Parties.

The termination rights of this Section 2.04(a) are separate and additional to those set forth in ARTICLE Six.

If either Party exercises a termination right, as set forth in Sections 2.04(a)(i), 2.04(a)(ii), or 5.05, a Termination Payment will be calculated in accordance with Section 6.03, the Forward Settlement Amount will be Zero Dollars ($0), the terminating Party will be considered the Non-Defaulting Party and, if the termination occurs before the commencement of the Term, Seller will be entitled to a return of any Development Security provided to Anaheim.

(i)	Termination Rights of Both Parties.

(1)

Either Party has the right to terminate this Agreement on Notice, which will be effective five (5) Business Days after such Notice is given, if CEC Pre-Certification has not been obtained by Seller within twelve (12) months after the Effective Date.

(2)

Either Party has the right to terminate this Agreement on Notice, which will be effective five (5) Business Days after such Notice is given, if Seller has not obtained Permit Approval of the Construction Permits within eighteen (18) months after the Effective Date and a Notice of termination is given on or before the end of the nineteenth (19th) month after the Effective Date.

(3)	Either Party shall have the right to terminate this Agreement in accordance with Section 5.05 (Force Majeure).

(ii)

Termination Rights of Seller. Prior to Commercial Operation Date, Seller shall have the right to terminate this Agreement on Notice which will be effective five (5) Business Days after such Notice is given to Buyer, if Seller’s final projected costs of the interconnection facilities and distribution upgrade for the Project has increased by 20% from the total estimated costs of the interconnection facilities and distribution upgrade for the Project as reflected in Attachment 2, section 15 (a) of the SGIA. Final projected costs and estimated costs shall not include any Income Tax Component of Contribution.

(b)	Uncured Defaults.

Upon the occurrence of an Event of Default, the Non-Defaulting Party may terminate this Agreement as set forth in Section 6.02.

(c)	End of Term.

This Agreement automatically terminates at the end of the Term as set forth in Section 1.06 unless earlier terminated as provided in this Agreement.

2.05	[Intentionally Omitted.]

2.06	Rights and Obligations Surviving Termination.

(a)	Survival of Rights and Obligations Generally.

The rights and obligations that are intended to survive a termination of this Agreement are all of those rights and obligations that this Agreement expressly provides survive any such termination and those that arise from Seller’s or Anaheim’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time before or as a result of the termination of this Agreement, including:

(i)	The obligation of Seller to pay the Product Replacement Damage Amount as set forth in Section 3.07(b);

(ii)	The obligation to make, or the right to receive, a Termination Payment as set forth in Section 6.03;

(iii)	The indemnity obligations as set forth in Section 10.03;

(iv)	The obligation of confidentiality as set forth in Section 10.10;

(v)	The right to pursue remedies as set forth in Sections 6.02 and 12.03;

(vi)	The limitation of liabilities as set forth in ARTICLE Seven;

(vii)	A Party’s obligation:

(1)

To make or receive payment, as applicable, for CAISO Revenues and make payment for CAISO Charges, and Anaheim Penalties, as applicable, during the Startup Period and the Term as set forth in ARTICLE Four and EXHIBIT E; and

(2)	To make or receive a Monthly Cash Settlement Amount as set forth in EXHIBIT E;

(viii)

The covenants and indemnifications regarding the limitations on Seller’s and Seller’s Affiliates’ ability to offer, make or agree to third party sales as set forth in Sections 2.06(b) and 3.06(h), if applicable;

(ix)	The obligation of Seller to pay to Anaheim the Development Security if Anaheim terminates this Agreement in accordance with Section 6.02 prior to Commercial Operation Date;

(x)	The obligation of Seller to post Performance Assurance as set forth in Section 8.02;

(xi)	The dispute resolution provisions of ARTICLE Twelve;

(xii)	The obligation of Buyer to return any Development Security under Section 3.06 and Performance Assurance under Section 8.02, as applicable.

(b)	Limitations on Seller’s and Seller’s Affiliates’ Ability to Make or Agree to Third Party Sales from the Generating Facility after Certain Terminations of this Agreement.

If Seller terminates this Agreement, as provided in Sections 2.04(a)(i)(2) or 5.05 (based on a Force Majeure as to which Seller is the Claiming Party), or if Anaheim terminates this Agreement as provided in Section 3.06(d), neither Seller nor Seller’s Affiliates may sell, or enter into a contract to sell, electric energy, Green Attributes, Capacity Attributes, or Resource Adequacy Benefits, generated by, associated with or attributable to a generating facility installed at the Site to a party other than Anaheim for a period of two (2) years following the effective date of such termination (the “Restricted Period”).

This prohibition on contracting and sale will not apply if, before entering into such contract or making a sale to a party other than Anaheim, Seller or Seller’s Affiliate provides Anaheim with a written offer to sell the electric energy, Green Attributes and, if applicable, Capacity Attributes and Resource Adequacy Benefits to Anaheim at the Product Price and on other terms and conditions materially similar to the terms and conditions contained in this Agreement and Anaheim fails to accept such offer within forty-five (45) days after Anaheim’s receipt thereof.

Neither Seller nor Seller’s Affiliates may sell or transfer the Generating Facility, or any part thereof, or land rights or interests in the Site (including the WDAT Queue Position) during the Restricted Period so long as the limitations contained in this Section 2.06(b) apply, unless the transferee agrees to be bound by the terms set forth in this Section 2.06(b) pursuant to a written agreement approved by Anaheim. Upon termination of this Agreement pursuant to the Sections referenced in the first paragraph of this Section 2.06(b), Seller shall deliver a Notice of Anaheim’s Rights in respect of the Site, in the form attached hereto as EXHIBIT S, that Anaheim may record giving Notice of Anaheim’s rights under Section 2.06(b).

Notwithstanding ARTICLE Seven, Seller shall indemnify and hold Anaheim harmless from all benefits lost and other damages sustained by Anaheim as a result of any breach of the covenants contained within this Section 2.06(b).

*** End of ARTICLE TWO ***

ARTICLE THREE. SELLER’S OBLIGATIONS

3.01	Conveyance of Entire Output, Green Attributes, Capacity Attributes, and Resource Adequacy Benefits.

(a)

Metered Amounts. Seller shall dedicate and convey the entire Metered Amounts throughout the Delivery Term to Anaheim. Seller shall convey title to and risk of loss of all Metered Amounts to Anaheim at the Delivery Point.

In the event that no Metered Amounts delivered in a given Calculation Period possess the Green Attributes set forth in California Public Utilities Code Section 399.16 (b) (1) and as evidenced by transfer of WREGIS Certificates to Anaheim, Seller shall compensate Anaheim for acting as Scheduling Coordinator in the manner and amount set forth in EXHIBIT E; provided however, no compensation shall be due until WREGIS has completed its issuance of WREGIS Certificates for a Calculation Period. In connection with the foregoing, Anaheim shall only compensate Seller for such electric energy received at the Delivery Point in an amount equal to the Product Price for the remaining elements of the Product less the value assigned to the Green Attributes as stated in Section 1.07. In the event that WREGIS subsequently issues WREGIS Certificates for Metered Amounts during a Calculation Period, Anaheim shall reimburse Seller the amounts previously charged and paid under EXHIBIT E for Scheduling Coordinator services.

(b)

Green Attributes. Seller hereby provides and conveys all Green Attributes associated with all electricity generation from the Project to Anaheim as part of the Product being delivered at the Bus Bar of the Project. Seller represents and warrants that Seller holds the rights, title, and interests to all Green Attributes from the Project, and Seller agrees to convey and hereby conveys all such Green Attributes to Anaheim as included in the delivery of the Product from the Project at the Bus Bar of the Project. For the avoidance of doubt, Green Attributes are measured by WREGIS in accordance with its rules.

(c)	Capacity Attributes and Resource Adequacy Benefits.

(i)

Seller shall dedicate and convey any and all Capacity Attributes and Resource Adequacy Benefits generated by, associated with or attributable to the Generating Facility throughout the Delivery Term to Anaheim and Anaheim shall be given sole title to all such Capacity Attributes and Resource Adequacy Benefits.

(d)

Further Action by Seller. Subject to Sections 1.12 and 3.01(c), as applicable, throughout the Delivery Term, Seller shall, at its own cost, take all actions and execute all documents or instruments necessary to effectuate, and maintain, the use of the Green Attributes and, if applicable, Capacity Attributes, Full Capacity Deliverability Status, and Resource Adequacy Benefits, for Anaheim’s sole benefit throughout the Delivery Term, which actions include:

(i)	Cooperating with and encouraging the regional entity responsible for resource adequacy administration to certify or qualify the Contract Capacity for resource adequacy purposes;

(ii)	Testing the Generating Facility as required in order to certify the Generating Facility for resource adequacy purposes;

(iii)

Complying with all current and future CAISO Tariff provisions that address resource adequacy and are applicable to the Generating Facility, including provisions regarding performance obligations and penalties;

(iv)

Complying with Applicable Laws regarding the certification and transfer of Renewable Energy Credits, including participation in the Western Renewable Energy Generation Information System (“WREGIS”) or other process recognized under Applicable Laws for the registration, transfer or ownership of Green Attributes associated with the Generating Facility. With respect to WREGIS, Seller shall designate a “Qualified Reporting Entity” and “Account Holder” (as these two terms are defined by WREGIS) for the Generating Facility; and this “Qualified Reporting Entity” and “Account Holder” shall comply with any and all applicable WREGIS requirements. Seller shall provide to Anaheim Notice of the designation within three (3) days of its occurrence. Seller shall be fully responsible to Anaheim for all acts and omissions of the designated “Qualified Reporting Entity” and “Account Holder”. All duties, responsibilities, and obligations of Seller under this Agreement shall remain with Seller irrespective of the designation of the “Qualified Reporting Entity” and “Account Holder”. Nothing in this Agreement shall create any contractual relationship between Anaheim and the designated “Qualified Reporting Entity” and “Account Holder” nor shall it create any obligation on the part of Anaheim to pay or to see to the payment of any monies due to any such “Qualified Reporting Entity” and “Account Holder” other than as otherwise required by law; and

(v)	Committing to Anaheim the full output of the Generating Facility to the extent set forth in Section 3.01(a).

(e)	Other Sales of Product. From the Effective Date throughout the Delivery Term, Seller shall not sell the Product (or any portion thereof to any entity other than Anaheim.

3.02	Resource Adequacy Rulings.

Subject to Sections 1.12 and 3.01(c), Seller grants, pledges, assigns and otherwise commits to Anaheim the generating capacity of the Generating Facility in order for Anaheim to meet its resource adequacy obligations under any Resource Adequacy Rulings.

Seller represents, warrants and covenants to Anaheim that Seller:

(a)

Has not used, granted, pledged, assigned or otherwise committed any portion of the generating capacity of the Generating Facility to meet the resource adequacy requirements of, or to confer Resource Adequacy Benefits on, any entity other than Anaheim; and

(b)

Throughout the Delivery Term, will not use, grant, pledge, assign or otherwise commit any portion of the generating capacity of the Generating Facility to meet the resource adequacy requirements of, or to confer Resource Adequacy Benefits on, any entity other than Anaheim.

3.03	Maintenance as ERR.

Seller covenants that, except where there has been a change in law after the execution of this Agreement and Seller has used commercially reasonable efforts to comply with such change in law, throughout the term the Project is qualified and certified by the CEC as an Eligible Renewable Energy Resource (“ERR”) as such term is defined in California Public Utilities Code Section 399.12, and the Product delivered to Anaheim meets the criteria set forth in California Public Utilities Code Section 399.16 (b)(1).

3.04	Standard Capacity Product: Allocation of Availability Incentive Payments and Non-Availability Charges.

If the Generating Facility is subject to the terms of the Availability Standards, Non-Availability Charges, and Availability Incentive Payments as contemplated under the CAISO Tariff, any Availability Incentive Payments will be for the benefit of Seller and for Seller’s account and any Non-Availability Charges will be the sole responsibility of Seller and for Seller’s account.

3.05	Permits, Interconnection and Transmission Service Agreements, and CAISO Tariff Compliance.

(a)

Seller shall obtain and maintain throughout the Delivery Term any and all interconnection and transmission service rights and Permits required to effect delivery of the electric energy from the Generating Facility to the Delivery Point.

(b)

Seller shall be responsible for all costs and charges directly caused by, associated with, or allocated to the interconnection of the Generating Facility to the Transmission Provider’s electric system and transmission of electric energy from the Generating Facility to the Transmission Provider’s electric system.

(c)	Seller shall comply with the CAISO Tariff, including securing and maintaining in full force all required CAISO agreements, certifications and approvals.

(d)	Seller shall be solely responsible for all costs and charges directly caused by, or associated with, authorizing or designating Anaheim as the Scheduling Coordinator throughout the Delivery Term.

(e)	Seller shall secure through the CAISO the CAISO Resource ID that is to be used solely for this Generating Facility.

3.06	Development Security.

(a)	Amount.

Seller shall post and thereafter maintain a development fee (“Development Security”). If Seller uses Fifth Third Bank for the purposes of issuance of the Development Security, the amount of the Development Security shall be equal to One Hundred Thousand Dollars ($100,000) for each megawatt of Contract Capacity. In the event Seller issues Development Security from a financial institution with the credit ratings specified in the Letter of Credit definition, the Development Security Amount shall be Fifty Thousand Dollars ($50,000) for each megawatt of Contract Capacity.

(b)	Posting Requirements.

Seller shall post the Development Security in accordance with the following terms and conditions:

(i)	Seller shall post the Development Security within thirty (30) days following the Effective Date;

(ii)

The Development Security shall be provided to Anaheim as security for Seller’s meeting the Commercial Operation Deadline and installing and demonstrating the Contract Capacity by the Firm Operation Date;

(iii)

The Development Security must be in the form of a Letter of Credit and must meet the requirements of Section 8.02(b), with the exception of the Letter of Credit rating provisions only if the Letter of Credit is issued by Fifth Third Bank then the rating requirements shall be those of Fifth Third Bank as of the Effective Date; Seller shall provide to, and maintain with, Buyer, collateral, in the form of a Letter of Credit with the exception of the Letter of Credit rating provisions only if the Letter of Credit is issued by Fifth Third Bank then the rating requirements shall be those of Fifth Third Bank as of the Effective Date; and

(iv)

Seller’s Development Security shall be provided in the form of a Letter of Credit with the exception of the Letter of Credit rating provisions only if the Letter of Credit is issued by Fifth Third Bank then the rating requirements shall be those of Fifth Third Bank as of the Effective Date, which must be provided substantially in the form of EXHIBIT M.

(c)	Daily Delay Liquidated Damages to Extend Commercial Operation Deadline.

Seller may extend the Commercial Operation Deadline by paying to Anaheim damages in an amount equal to one percent (1%) of the Development Security per day for each day (or portion thereof) from and including the Commercial Operation Deadline to and excluding the Commercial Operation Date (“Daily Delay Liquidated Damages”).

To extend the Commercial Operation Deadline, Seller must, at the earliest possible time, but no later than 6 a.m. on the first day of the proposed Commercial Operation Deadline extension, provide Anaheim with Notice of its election to extend the Commercial Operation Deadline along with Seller’s estimate of the duration of the extension and its payment of Daily Delay Liquidated Damages for the full estimated Commercial Operation Deadline extension period.

Seller may further extend the Commercial Operation Deadline beyond the original Commercial Operation Deadline extension period subject to the same terms applicable to the original Commercial Operation Deadline extension.

The Daily Delay Liquidated Damages payments applicable to days included in any Commercial Operation Deadline extension are nonrefundable and are in addition to, and not a part of, the Development Security.

Seller will be entitled to a refund (without interest) of any estimated Daily Delay Liquidated Damages payments paid by Seller which exceed the amount required to cover the number of days by which the Commercial Operation Deadline was actually extended.

In no event may Seller extend the Commercial Operation Deadline for more than a total of one hundred eighty (180) days by the payment of Daily Delay Liquidated Damages. Notwithstanding anything to the contrary within this Section 3.06(c), the Commercial Operation Deadline shall not be extended beyond the date set forth in Section 1.04(b).

(d)	Failure to Meet Commercial Operation Deadline.

Subject to Seller’s right to extend the Commercial Operation Deadline as provided in Section 1.04, Section 3.06(c), and Section 5.03 (for Force Majeure where Seller is the Claiming Party), in the event that (A) the Commercial Operation Date does not occur, or (B) Anaheim reasonably determines that the Commercial Operation Date will be unlikely to occur (including due to any termination of this Agreement as a result of an Event of Default by Seller occurring prior to the Commercial Operation Deadline) on or before the Commercial Operation Deadline, then, in either case (A) or (B), Anaheim shall, subject to the proviso following Section 3.06(d)(ii), be entitled to:

(i)	Retain the entire Development Security, including the right to draw on and retain for its sole benefit any Letter of Credit and the proceeds thereof, posted as Development Security; and

(ii)	Terminate this Agreement; provided, Anaheim shall give Notice to Seller of Anaheim’s determination under this Section 3.06(d) that the Commercial Operation Date is unlikely to occur on or before the

Commercial Operation Deadline, and if within thirty (30) days from the date of such Notice Seller can establish to Anaheim’s reasonable satisfaction that Commercial Operation Date is likely to occur on or before the Commercial Operation Deadline, Anaheim may not terminate the Agreement prior to the Commercial Operation Deadline or retain the Development Security at that time, but shall retain all other rights under this Agreement, including the right to terminate the Agreement and retain the entire Development Security if the Commercial Operation Date does not occur on or before the Commercial Operation Deadline in accordance with clause (A) of the first paragraph of this Section 3.06(d).

(iii)

If Anaheim terminates this Agreement pursuant to this Section 3.06(d), any amount of Development Security that Seller has not yet posted with Anaheim will be immediately due and payable by Seller to Anaheim.

(iv)

In addition, subject to Section 2.06(b), neither Party shall have liability for damages for failure to deliver or purchase Product after the effective date of such termination; provided however, such termination does not alter Seller’s obligation to deliver the RECs that are associated with previously sold and purchased Product.

(v)	Notwithstanding anything to the contrary within this Section 3.06(d), the Commercial Operation Deadline shall not be extended beyond the date set forth in Section 1.04(b).

(e)	Full Return of Development Security.

The Development Security will be returned to Seller in accordance with the procedure set forth in EXHIBIT K in each of the following circumstances:

(i)

Subject to the Commercial Operation Date occurring on or before the Commercial Operation Deadline or any extended Commercial Operation Deadline as provided in this Agreement, if Seller demonstrates the full Contract Capacity in accordance with the procedure set forth in EXHIBIT K on or before the Firm Operation Date; or

(ii)

If this Agreement is terminated in accordance with Section 2.02(d)(i), 2.04(a)(i), 2.04(a)(ii), or 5.05; provided, however, that a termination under Section 5.05 only entitles Seller to a return of the Development Security if the termination is based on a Force Majeure that prevents the Commercial Operation Date from occurring on or before the Commercial Operation Deadline or prevents Seller from demonstrating full Contract Capacity by the Firm Operation Date.

(f)	Partial Return of the Development Security.

If the Commercial Operation Date occurs on or before the Commercial Operation Deadline, but Seller is only able to demonstrate a portion of the Contract Capacity in accordance with the procedure set forth in EXHIBIT K (the “Demonstrated Contract Capacity”) by the Firm Operation Date, then Seller will be entitled to a return of only a portion of the Development Security equal to the product of Fifty Thousand Dollars ($50,000) per megawatt times the megawatts of Demonstrated Contract Capacity (pro-rated to the nearest kilowatt).

(g)	Modification of Special Conditions.

As of the Firm Operation Date:

(i)	If the Contract Capacity is greater than the Demonstrated Contract Capacity.

(1)	The Contract Capacity will be reduced to an amount equal to the Demonstrated Contract Capacity;

(2)	The Expected Annual Net Energy Production will be recalculated using the Installed DC Rating pursuant to the procedures in EXHIBIT K; and

(3)

Performance Assurance Amount for the Performance Assurance required to be posted and maintained pursuant to Section 8.02 will be recalculated using such adjusted Contract Capacity, and any amount of Performance Assurance in excess of that required for the adjusted Contract Capacity will be returned to Seller; and

(ii)

Neither Party will have any liability for failure to purchase or deliver Product associated with or attributable to capacity in excess of the Demonstrated Contract Capacity (“Unincluded Capacity”), subject to Section 3.06(h).

(h)	Restrictions on Sales Related to Unincluded Capacity.

(i)

Neither Seller nor Seller’s Affiliates may sell, or enter into an agreement to sell, electric energy, Green Attributes, Capacity Attributes or Resource Adequacy Benefits associated with or attributable to Unincluded Capacity from any generating facility installed at the Site to a party other than Anaheim for a period of two (2) years following Anaheim’s Notice to Seller of Seller’s partial forfeiture of the Development Security pursuant to EXHIBIT K.

(ii)

With respect to Seller’s Affiliates, the prohibition on contracting and sale as set forth in Section 3.06(h)(i) will not apply if, before entering into the contract or making a sale to a party other than Anaheim, any Seller’s Affiliate wishing to enter into a contract or sale provides Anaheim with a written offer to sell the electric energy, Green Attributes and, if applicable, Capacity Attributes and Resource Adequacy Benefits related to Unincluded Capacity to Anaheim on terms and conditions materially similar to or no less favorable to Anaheim than the terms and conditions contained in this Agreement and Anaheim fails to accept such offer within forty-five (45) days after Anaheim’s receipt thereof; provided, any Seller’s Affiliate wishing to enter into a contract or sale must:

(1)	Build a new generating facility separate from the Generating Facility to produce such additional electric energy and associated attributes;

(2)	Establish an entity other than Seller to act as the seller for such additional electric energy and associated attributes;

(3)	Meter such additional generating capacity separately from the Generating Facility, to Anaheim’s reasonable satisfaction; and

(4)	Separately interconnect such additional generating capacity to the Transmission Provider, to Anaheim’s reasonable satisfaction.

If the preceding conditions are met, Seller’s Affiliates (but not Seller) will be free to sell such additional electric energy and associated attributes to third parties from the new generating facility.

3.07	Seller’s Product Delivery Obligation.

On the commencement of the first Term Year and for every Term Year thereafter, Seller is subject to the Product delivery requirements and damages for failure to perform as set forth in this Section 3.07.

(a)	Performance Requirements.

(i)	Seller’s Product Delivery Obligation.

Seller’s Product Delivery Obligation for the twenty-four (24) month period immediately preceding the end of each Term Year commencing at the end of the second Term Year (“Calculation Period”) must equal one hundred seventy percent (170%) of the Expected Annual Net Energy Production.

(ii)	Event of Deficient Product Deliveries.

At the end of each Term Year if the sum of the Qualified Amounts plus any Lost Output (calculated in accordance with EXHIBIT L) during the Term Year does not equal or exceed Seller’s Product Delivery Obligation, then an Event of Deficient Product Deliveries will be deemed to have occurred.

(b)	Product Replacement Damage Amount.

(i)

If an Event of Deficient Product Deliveries occurs, as determined in accordance with Section 3.07(a)(ii) above, the Parties acknowledge that the damages sustained by Anaheim associated with Seller’s failure to meet Seller’s Product Delivery Obligation would be difficult or impossible to determine, or that obtaining an adequate remedy would be unreasonably time consuming or expensive, and therefore agree that Seller shall pay Anaheim as liquidated damages an amount which is intended to compensate Anaheim for Seller’s failure to perform, irrespective of whether Anaheim actually purchased such replacement electric energy by reason of Seller’s failure to perform (the “Product Replacement Damage Amount”).

(ii)

Within ninety (90) days after the end of the applicable Term Year, Anaheim shall calculate any Product Replacement Damage Amount as set forth in EXHIBIT F, and shall provide Notice to Seller of any Product Replacement Damage Amount owing, including a detailed explanation of, and rationale for, its calculation methodology, annotated work papers, and source data.

(iii)

Seller shall have thirty (30) days after receipt of Anaheim’s Notice of Product Replacement Damage Amount to review Anaheim’s calculation and either pay the entire Product Replacement Damage Amount claimed by Anaheim or pay any undisputed portion and provide Notice to Anaheim of the portion Seller disputes along with a detailed explanation of, and rationale for, Seller’s calculation methodology, annotated work papers, and source data.

(iv)

The Parties shall negotiate in good faith to resolve any disputed portion of the Product Replacement Damage Amount and shall, as part of such good faith negotiations, promptly provide information or data relevant to the dispute as each Party may possess which is requested by the other Party.

(v)

If the Parties are unable to resolve a dispute regarding any Product Replacement Damage Amount within thirty (30) days after the sending of a Notice of dispute by Seller, either Party may submit the dispute to mediation as provided in ARTICLE Twelve.

(c)	Continuing Obligations of Seller.

Notwithstanding any payment of a Product Replacement Damage Amount, all of Seller’s obligations under Sections 3.01 and 3.02 continue to apply.

3.08	Metering, Communications, and Telemetry.

(a)	CAISO Approved Meter.

Seller shall, at its own cost, install, maintain, and test all CAISO Approved Meters pursuant to the CAISO Tariff.

(b)	Anaheim’s Access to Meters.

(i)	Seller shall promptly provide Anaheim all meter data and data acquisition services both in real-time, and at later times, as Anaheim may reasonably request.

(ii)

Prior to Initial Synchronization, Seller shall provide instructions to the CAISO granting authorizations or other documentation sufficient to provide Anaheim with access to the CAISO Approved Meter and to Seller’s settlement data on OMAR.

(c)	CAISO Approved Meter Maintenance.

(i)	Seller, at its own cost, shall test and calibrate the CAISO Approved Meter, as necessary, but in no event will the period between testing and calibration dates be greater than twenty-four (24) months.

(ii)	Seller shall bear its own costs for any meter check or recertification of the CAISO Approved Meter.

(iii)	Seller shall replace the CAISO Approved Meter battery at least once every thirty-six (36) months or such shorter period as may be recommended by the battery manufacturer.

Notwithstanding the foregoing, if the CAISO Approved Meter battery fails, Seller shall replace such battery within one (1) day after becoming aware of its failure.

(iv)	Seller shall use certified test and calibration technicians to perform any work associated with the CAISO Approved Meter.

(v)

Seller shall inform Anaheim of test and calibration dates, provide Anaheim with access to observe and witness such testing and calibration, and provide Anaheim certified results of tests and calibrations within thirty (30) days after completion.

(d)	Telemetry System.

Seller shall be responsible for designing, furnishing, installing, operating, maintaining, and testing a real-time Telemetry System capable of interconnecting the CAISO Approved Meter(s) and the Generating Facility’s control system with the CAISO’s Energy Communication Network.

The Telemetry System shall be designed in accordance with the CAISO monitoring and communication requirements.

3.09	Site Location and Control.

(a)	This Agreement is Site specific as set forth in Section 1.01(b). Seller may change the location of the Site only upon Anaheim’s prior written consent, which consent is in Anaheim’s sole discretion.

(b)	Seller has Site Control and shall maintain it throughout the Delivery Term.

(c)	Seller shall provide Anaheim with prompt Notice of any pending change, or change, in the status of Seller’s Site Control.

3.10	Change in Structure, Ownership, or Financing.

Seller shall provide Notice to Anaheim within five (5) Business Days after any reasonably expected change in the status of any of the following:

(a)	Seller’s exact and complete name, form of organization, state of incorporation or organization, or address of Seller’s principal place of business;

(b)	Seller’s ultimate domestic parent, including Seller’s members, general partners, or joint ventures, or Seller’s chief executive officer or equivalent thereof, as applicable;

(c)

Seller’s or Seller’s Letter of Credit issuer’s Moody’s, Fitch and S&P’s senior unsecured debt rating or, if such entities do not have a senior unsecured debt rating, then Seller’s or Seller’s Letter of Credit issuer’s corporate credit rating or long term issuer rating, if any;

(d)	Seller’s short-term, mid-term, and long-term ownership structure of the Generating Facility; and

(e)	Seller’s construction-period financing and Operating-period financing, including the sources of equity investments and debt financings.

No Notice provided pursuant to this Section 3.10 constitutes or substitutes for any consent required pursuant to Sections 10.04 or 10.05.

3.11	Design.

At no cost to Anaheim, Seller shall be responsible for:

(a)	Designing and constructing the Generating Facility;

(b)	Using commercially reasonable efforts to acquire all Permits;

(c)	Providing to Anaheim, at least thirty (30) days before the anticipated Initial Synchronization Date, the following Generating Facility information:

(i)	Site plan drawings for the Generating Facility;

(ii)	Electrical one-line diagrams;

(iii)	Control and data-acquisition details and configuration documents;

(iv)	Major electrical equipment specifications;

(v)	General arrangement drawings;

(vi)	Artist renderings of the Site, if any;

(vii)	Aerial photographs of the Site, if any;

(d)

Providing Anaheim advance Notice at the earliest practicable time of any proposed material changes in the Generating Facility, but in no event less than thirty (30) days before the changes are to be made, which Notice must include the information set forth in Section 3.11(c), along with all specifications and drawings pertaining to any such changes.

3.12	Operation and Record Keeping.

(a)	Seller shall Operate the Generating Facility in accordance with Prudent Electrical Practices.

(b)	Seller shall comply with Operating orders in compliance with the CAISO Tariff.

(c)	On or prior to Initial Synchronization:

•	Seller shall obtain CEC Pre-Certification;

•	Seller shall take all steps necessary to ensure that Anaheim becomes authorized by the CAISO to Schedule the electric energy produced by the Generating Facility with the CAISO;

•	Anaheim shall have been authorized to act as the Scheduling Coordinator for the Generating Facility by the CAISO;

•	Seller shall demonstrate to Anaheim’s reasonable satisfaction that Seller has executed all necessary Transmission Provider and CAISO agreements;

•	Seller shall provide to Anaheim the DLF and TLF, as applicable, used by the Transmission Provider in the administration of the transmission service agreement for the Generating Facility;

•	Seller shall be Forecasting to Anaheim in accordance with EXHIBIT D;

•	Seller shall commence delivering electric energy to Anaheim at the Delivery Point;

•

Seller shall have registered with the NERC as the Generating Facility’s Generator Owner and Generator Operator if Seller is required to be a registered entity pursuant to the NERC Reliability Standards;

•	Seller shall demonstrate to Anaheim’s reasonable satisfaction that Seller has complied with its obligations with respect to the CAISO Approved Meter as set forth in Section 3.08(a);

•	Seller shall have furnished to Anaheim all insurance documents required under Section 10.11;

•	Seller shall provide written notification to Buyer.

(d)	Information maintained pursuant to this Section 3.12 shall be kept by Seller throughout the Delivery Term and shall be provided or made available to Anaheim within twenty (20) days after any Notice.

(e)

Seller shall be fully responsible to Buyer for all acts and omissions of any subcontractor. All duties, responsibilities, and obligations of Seller under this Agreement shall remain with Seller irrespective of whether Seller utilizes a subcontractor(s). Nothing in this Agreement shall create any contractual relationship between Buyer and subcontractor nor shall it create any obligation on the part of Buyer to pay or to see to the payment of any monies due to any such subcontractor other than as otherwise required by law.

3.13	Obtaining Scheduling Coordinator Services.

Seller shall comply with all applicable CAISO Tariff procedures, protocol, rules, and testing as necessary for Anaheim to submit Schedules and Bids for the electric energy produced by the Generating Facility.

(a)	Designating Anaheim as Scheduling Coordinator.

(i)

At least thirty (30) days before Initial Synchronization, Seller shall take all actions and execute and deliver to the CAISO and Anaheim, as applicable, all documents necessary to authorize or designate Anaheim as the Scheduling Coordinator throughout the Delivery Term.

(ii)

Throughout the Delivery Term, Seller shall not authorize or designate any other party to act as Scheduling Coordinator, nor shall Seller perform, for its own benefit, the duties of Scheduling Coordinator.

(b)	Replacement of Anaheim as Scheduling Coordinator.

At least forty-five (45) days before the end of the Term, or as soon as practicable before the date of any termination of this Agreement before the end of the Term, Seller shall take all actions necessary to terminate the designation of Anaheim as Seller’s Scheduling Coordinator as of hour ending 24:00 on the last day of the Term. These actions include, but are not limited to, the following:

(i)	Seller shall submit to the CAISO a designation of a new Scheduling Coordinator for Seller to replace Anaheim;

(ii)	Seller shall cause the newly designated Scheduling Coordinator to submit a letter to the CAISO accepting the designation; and

(iii)

Seller shall inform Anaheim of the last date on which Anaheim will be Seller’s Scheduling Coordinator. Anaheim must consent to any date other than the last day of the Term or the date of any termination of this Agreement before the end of the Term, such consent not to be unreasonably withheld.

3.14	Forecasting.

Seller shall Forecast in accordance with the provisions of EXHIBIT D.

Seller shall use commercially reasonable efforts to Operate the Generating Facility so that the available capacity or electric energy from the Generating Facility conforms with Forecasts provided in accordance with EXHIBIT D.

3.15	Scheduled Outages.

Seller shall provide its Outage Schedule as set forth in EXHIBIT D.

3.16	Progress Reporting Toward Meeting Milestone Schedule.

Seller shall use commercially reasonable efforts to meet the Milestone Schedule and avoid or minimize any delays in meeting this schedule. Seller shall provide a monthly written report of its progress toward meeting the Milestone Schedule using the procedures set forth in EXHIBIT H.

Seller shall include in such report a list of all letters, notices, applications, approvals, authorizations, filings, permits and licenses relating to any Transmission Provider, Governmental Authority, or the CAISO and shall provide any such documents as may be reasonably requested on Notice from Anaheim.

In addition, Seller shall advise Anaheim as soon as reasonably practicable of any problems or issues of which Seller is aware which may materially impact Seller’s ability to meet the Milestone Schedule.

3.17	Provision of Information.

Seller shall promptly provide to Anaheim copies of:

(a)	All agreements with providers of distribution, transmission or interconnection services for the Generating Facility and all amendments thereto;

(b)	All applications and approvals or disapprovals relating to CEC Pre-Certification, CEC Certification, CEC Verification, any Permit;

(c)

All draft, preliminary, final, and revised copies of reports, studies, and analyses furnished by the CAISO or any Transmission Provider, and any correspondence related thereto, concerning the interconnection of the Generating Facility to the Transmission Provider’s electric system or the transmission of electric energy on the Transmission Provider’s electric system;

(d)

All notifications of adjustments in the DLF and TLF, as applicable, used by the Transmission Provider in the administration of the transmission service agreement for the Generating Facility within thirty (30) days of receiving such notification from the Transmission Provider;

(e)	Any reports, studies, or assessments of the Generating Facility prepared for Seller by an independent engineer; and

(f)	All Generating Facility and metering information as may be requested by Anaheim, including the following, at least thirty (30) days before Initial Synchronization:

For each CAISO Approved Meter:

(1)	Generating Station/Unit ID;

(2)	CAISO Resource ID;

(3)	CAISO Approved Meter Device ID;

(4)	Password;

(5)	Data path (network (ECN) or modem);

(6)	If modem, phone number;

(7)	Copy of meter certification;

(8)	List of any CAISO metering exemptions (if any); and

(9)	Description of any compensation calculations such as transformer losses and line losses.

For the Generating Facility:

(1)	Utility transmission/distribution one line diagram;

(2)	Physical location, address or descriptive identification;

(3)	Telephone number on site;

(4)	Telephone number of control room;

(5)	Telephone number for operational issues; and

(6)	Telephone number for administrative issues.

3.18	Anaheim’s Access Rights.

Seller hereby grants Anaheim the right of ingress and egress to examine the Site and Generating Facility for any purpose reasonably connected with this Agreement. To the extent applicable to Anaheim’s right to examine said Site and Generating Facility, Seller shall provide to Anaheim any safety-related information, rules, or regulations (by whatever named called) developed and utilized by Seller at this specific Site. The provision of such information, rules, or regulations shall take place promptly upon development and utilization by Seller. Further, prior to any entry by Anaheim personnel (or someone acting on behalf of Anaheim pursuant to this Section 3.18), Seller shall promptly provide to Anaheim (i) any updated, altered, or changes to such safety information, rules, or regulations; or (ii) the then-current version of safety information, rules, or regulations of both Seller and Site owner.

3.19	Prevailing Wage.

Seller is aware of and shall comply with the prevailing wage requirements of California Labor Code Sections 1720 et seq. and 1770 et seq., as well as California Code of Regulations, Title 8, Section 16000 et seq. (“Prevailing Wage Laws”), to the extent applicable.

3.20	Obtaining and Maintaining CEC Certification, and CEC Verification.

Seller shall take all necessary steps, including making or supporting timely filings with the CEC, to obtain and maintain CEC Pre-Certification, CEC Certification, and CEC Verification throughout the Delivery Term.

3.21	Notice of Cessation or Termination of Service Agreements.

Seller shall provide Notice to Anaheim within one (1) Business Day after termination of, or cessation of service under, any agreement necessary to deliver Product to Anaheim at the Delivery Point or to meter the Metered Amounts.

3.22	Payments and Invoicing.

Throughout the Delivery Term, Seller shall issue Payment Invoices and pay Anaheim in accordance with EXHIBIT E.

3.23	Lost Output Report.

(a)	Monthly Report: Anaheim Review.

Commencing on the Commercial Operation Date and continuing throughout the Term, Seller shall calculate Lost Output and prepare and provide to Anaheim a Lost Output Report by the tenth (10th) Business Day of each month in accordance with EXHIBIT L.

Anaheim will have thirty (30) days after receipt of Seller’s monthly Lost Output Report or Supplemental Lost Output Report to review such report.

Upon Anaheim’s request, Seller shall promptly provide to Anaheim any additional data and supporting documentation necessary for Anaheim to audit and verify any matters in the Lost Output Report.

(b)	Disputes of Lost Output.

If Anaheim disputes Seller’s Lost Output calculation, Anaheim shall provide Notice to Seller within thirty (30) days after receipt of Seller’s Lost Output Report and include Anaheim’s calculations and other data supporting its position.

The Parties shall negotiate in good faith to resolve any dispute.

If the Parties are unable to resolve a dispute within thirty (30) days after Anaheim’s giving the dispute Notice, either Party may submit the dispute to mediation as provided in ARTICLE Twelve.

Seller will have no right to claim any Lost Output for any month that was not identified in the original Lost Output Report for that month; provided, Seller may supplement the amount of Lost Output claimed (“Supplemental Lost Output”) for the month with a supplemental Lost Output Report (“Supplemental Lost Output Report”) if Seller can demonstrate that Seller neither knew nor could have known through the exercise of reasonable diligence about the Supplemental Lost Output within the foregoing thirty (30) day period and Seller provides the Supplemental Lost Output Report within ten (10) Business Days after learning the facts which provide the basis for the Supplemental Lost Output claim; provided further, in no event will Anaheim be obligated to accept a Supplemental Lost Output Report after thirty (30) days following the end of the applicable Term Year.

(c)	Product Replacement Damage Amount Calculation.

The Lost Output amount that will be used by Anaheim in the Product Replacement Damage Amount calculation, set forth in EXHIBIT F, will be the amount calculated pursuant to EXHIBIT L or otherwise resolved pursuant to Section 3.23(b).

3.24	NERC Electric System Reliability Standards.

Throughout the Delivery Term, Seller shall be:

(a)

Responsible for complying with any NERC Reliability Standards applicable to the Generating Facility, including registration with NERC as the Generator Operator for the Generating Facility or other applicable category under the NERC Reliability Standards and implementation of all applicable processes and procedures required by NERC, WECC, or CAISO for compliance with the NERC Reliability Standards; and

(b)

Liable for all penalties assessed by NERC (through WECC or otherwise) for violations of the NERC Reliability Standards by the Generating Facility or Seller, as Generator Operator or other applicable category.

However, if Seller learns that NERC (through WECC or otherwise) is considering or intends to assess Seller with a penalty that Seller believes is attributable to Anaheim’s actions or inactions as SC as described in the document entitled “NERC Reliability Standards – Responsibilities of the Generator Operator, Scheduling Coordinator, CAISO, and Reliability Coordinator” or other successor description or document on the CAISO website at the time of the potential assessment, Seller shall provide Anaheim with sufficient notice to allow Anaheim to take part in any administrative processes, discussions, or settlement negotiations with NERC, WECC or other entity arising from or related to the alleged violation or possible penalty. If the penalty is nonetheless assessed in spite of Anaheim’s participation in the processes, discussions, or settlement negotiations, or Anaheim waives its right to take part in the processes, discussion, or settlement negotiations, Anaheim shall reimburse Seller for the penalty to the extent that:

(i)

It was solely caused by Anaheim’s actions or inactions as SC as described in the document entitled “NERC Reliability Standards – Responsibilities of the Generator Operator, Scheduling Coordinator, CAISO, and Reliability Coordinator” or other successor description or document on the CAISO website at the time of the violation; and

(ii)	Seller can establish to Anaheim’s reasonable satisfaction that the penalty was actually assessed against Seller by NERC and paid by Seller to NERC.

*** End of ARTICLE THREE ***

ARTICLE FOUR.     ANAHEIM’S OBLIGATIONS

4.01	Obligation to Pay and Invoice.

(a)	Anaheim shall provide information to Seller regarding CAISO Revenues, CAISO Charges, and Anaheim Penalties and shall pay Seller, all in accordance with EXHIBIT E.

(b)

Throughout the Delivery Term, Anaheim shall purchase Product generated by the Generating Facility and delivered at the Delivery Point in accordance with this Agreement, CAISO Tariff Protocols and Applicable Law; provided however, Anaheim has no obligation to purchase from Seller any Product that is not or cannot be delivered to the Delivery Point as a result of any circumstance, including:

(i)	An outage of the Generating Facility;

(ii)	A Force Majeure under ARTICLE Five.

4.02	[Intentionally Omitted.]

4.03	Scheduling Coordinator.

Commencing on Initial Synchronization, Anaheim shall act as Seller’s Scheduling Coordinator and carry out all duties as Scheduling Coordinator in accordance with CAISO Tariff protocols.

4.04	Termination of Scheduling Coordinator.

Anaheim shall submit a letter to the CAISO identifying the date on which Anaheim resigns as Seller’s Scheduling Coordinator on the first to occur of the following:

(a)	Thirty (30) days before the end of the Term;

(b)	The date of any Notice from Seller of suspension of its performance pursuant to Section 6.02: or

(c)	The date of any early termination of this Agreement.

4.05	Exclusive Rights to Product and Cost Responsibility.

(a)

Anaheim has the exclusive right, at any time or from time to time throughout the Delivery Term, to sell, assign, convey, transfer, allocate, designate, award, report, or otherwise provide any and all such Green Attributes, and, if applicable, Capacity Attributes or Resource Adequacy Benefits to third parties; provided, no such action constitutes a transfer of, or a release of Anaheim of, its obligations under this Agreement.

(b)

Subject to Seller’s obligations under this Agreement, including Sections 3.01, 3.02, 3.08, 3.12 and 3.20 Anaheim shall be responsible for any costs arising from or directly related to Anaheim’s accounting for or otherwise claiming Green Attributes, and, if applicable, Capacity Attributes and Resource Adequacy Benefits.

*** End of ARTICLE FOUR ***

ARTICLE FIVE.     FORCE MAJEURE

5.01	No Default for Force Majeure.

Neither Party will be considered to be in default in the performance of any of its obligations set forth in this Agreement (except for obligations to pay money) when and to the extent failure of performance is caused by Force Majeure.

5.02	Requirements Applicable to the Claiming Party.

If a Party, because of Force Majeure, is rendered wholly or partly unable to perform its obligations when due under this Agreement, that Party (the “Claiming Party”), will be excused from whatever performance is affected by the Force Majeure to the extent so affected, provided, the Claiming Party must have complied with (a) and (b) directly below.

In order to be excused from its performance obligations hereunder by reason of Force Majeure:

(a)	The Claiming Party, within fourteen (14) days after the initial occurrence of the claimed Force Majeure, must give the other Party Notice describing the particulars of the occurrence; and

(b)	The Claiming Party must provide timely evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure as defined in this Agreement.

The suspension of the Claiming Party’s performance due to Force Majeure will be of no greater scope and of no longer duration than is required by the Force Majeure.

In addition, the Claiming Party shall use commercially reasonable and diligent efforts to remedy its inability to perform, including but not limited to the maintenance of property insurance with coverage for expediting expense.

This Section does not require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the sole judgment of the Claiming Party, are contrary to its interest.

It is understood and agreed that the settlement of strikes, walkouts, lockouts, or other labor disputes will be at the sole discretion of the Claiming Party.

When the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall give the other Party prompt Notice to that effect.

5.03	Commercial Operation Deadline Extension.

If the Commercial Operation Date does not occur on or before the Commercial Operation Deadline as the result of a Force Majeure occurring before the Commercial Operation

Deadline, then the Commercial Operation Deadline will, subject to Sections 1.05 and 5.05 and Seller’s compliance with its obligations as the Claiming Party under Section 5.02, be extended on a day-for-day basis for the duration of the Force Majeure. Notwithstanding the foregoing, the Commercial Operation Deadline shall not be extended beyond the date set forth in Section 1.04(b).

5.04	Firm Operation Date Extension.

If Force Majeure occurs at any time after commencement of the Term, but before the Firm Operation Date, which prevents Seller from demonstrating the Contract Capacity as provided in Sections or 3.06(f), then the Firm Operation Date will, subject to Seller’s compliance with its obligations as the Claiming Party under Sections 5.02 and 5.05, be extended on a day-for-day basis for the duration of the Force Majeure. Notwithstanding the foregoing, the Commercial Operation Deadline shall not be extended beyond the date set forth in Section 1.04(b).

5.05	Termination.

(a)

Either Party may terminate this Agreement on Notice, which will be effective five (5) Business Days after such Notice is provided, if an event of Force Majeure extends for more than three hundred sixty-five (365) cumulative days which materially and adversely affects the operations of the Claiming Party, or the Generating Facility is destroyed or rendered inoperable by a Force Majeure, and an independent, third party engineer determines in writing that the Generating Facility cannot be repaired or replaced within an aggregate period of twenty-four (24) months after the first day of such Force Majeure.

*** End of ARTICLE FIVE ***

ARTICLE SIX.     EVENTS OF DEFAULT; REMEDIES

6.01	Events of Default.

An “Event of Default” means, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:

(a)	With respect to either Party:

(i)

Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated if the representation or warranty is continuing in nature, provided, if:

(1)

The misrepresentation or breach of warranty is capable of a cure, an Event of Default will be deemed to occur if the misrepresentation or breach of warranty is not remedied within five (5) Business Days after Notice to the Defaulting Party by the non-Defaulting Party; or

(2)

The misrepresentation or breach of warranty is not capable of a cure, but the non-Defaulting Party’s damages resulting from the inaccuracy can reasonably be ascertained, an Event of Default will be deemed to occur if the payment of such damages is not made within ten (10) Business Days after a Notice of these damages is provided by the non-Defaulting Party to the breaching Party;

(ii)

Except for an obligation to make payment when due, the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default specified below or to the extent excused by a Force Majeure) if this failure is not remedied within thirty (30) days after Notice of the failure, which Notice sets forth in reasonable detail the nature of the failure; provided, if the failure is not reasonably capable of being cured within the thirty (30) day cure period specified above, the Party will have such additional time (not exceeding an additional one hundred twenty (120) days) as is reasonably necessary to cure the failure, so long as the Party promptly commences and diligently pursues the cure;

(iii)	A Party fails to make when due any payment required under this Agreement and this failure is not cured within five (5) Business Days after Notice of the failure;

(iv)	A Party becomes Bankrupt; or

(v)

A Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of that Party under this Agreement either by operation of law or pursuant to an agreement reasonably satisfactory to the other Party.

(b)	[Intentionally Omitted]

(c)	With respect to Seller:

(i)	Seller fails to post and maintain the Development Security pursuant to Section 3.06(a), and such failure is not cured within three (3) Business Days after Notice from Anaheim;

(ii)	Seller fails to post and maintain the Performance Assurance pursuant to Section 8.02, and such failure is not cured within three (3) Business Days after Notice from Anaheim;

(iii)	Commercial Operation does not occur on or before the Commercial Operation Deadline;

(iv)	Except as permitted in Sections 10.04 and 10.05, Seller does not own the Generating Facility;

(v)	Seller does not have Site Control in accordance with Section 3.09 and Seller has not cured such failure within sixty (60) days after the occurrence of the event which results in the failure;

(vi)

The sum of Qualified Amounts plus Lost Output in any consecutive six (6) month period is not at least ten percent (10%) of the Expected Annual Net Energy Production, and Seller fails to demonstrate to Anaheim’s reasonable satisfaction, within ten (10) Business Days after Notice from Anaheim, a legitimate reason for the failure to meet the ten percent (10%) minimum;

(vii)

Seller intentionally or knowingly Forecasts or delivers, or attempts to Forecast or deliver, at the Delivery Point for sale under this Agreement electric energy that was not in fact generated by the Generating Facility;

(viii)

Seller removes from the Site equipment upon which the Contract Capacity has been based, except for the purposes of replacement, refurbishment, repair, or maintenance, and the equipment is not returned within five (5) Business Days after Notice from Anaheim;

(ix)	The Generating Facility consists of an ERR type(s) different than that specified in Section 1.01(h);

(x)	Subject to Section 1.12, the Generating Facility fails to qualify as an ERR, or the Generating Facility fails to meet the Representations or Warranties made in Section 10.02(b);

(xi)

Except where there has been a change in Applicable Laws that would affect the eligibility of electric energy to qualify as renewable energy for the purposes of the RPS Legislation and Seller has made commercially reasonable efforts in accordance with Section 10.02(c) to comply with the change in Applicable Laws, any electric energy from the Generating Facility and sold or to be sold to Anaheim hereunder fails to qualify as eligible renewable energy for purposes of the RPS Legislation;

(xii)

Except where there has been a change in Applicable Laws that no longer make Full Capacity Deliverability Status necessary for the purposes of Resource Adequacy Benefits, the Generating Facility loses Full Capacity Deliverability Status;

(xiii)	A termination of, or cessation of service that is incurable under, any agreement necessary for Seller:

(1)	To interconnect the Generating Facility to the Transmission Provider’s electric system;

(2)	To transmit the electric energy on the Transmission Provider’s electric system; or

(3)	To comply with the CAISO Tariff;

(xiv)

Subject to Sections 1.12 and 3.01(c), as applicable, Seller fails to take any actions necessary to dedicate, convey, or effectuate the use of any and all Green Attributes, including that set forth in PUC 399.16 (b) (1) as evidenced by WREGIS certificates, and, if applicable, Capacity Attributes and Resource Adequacy Benefits for Anaheim’s sole benefit as specified in Section 3.01;

(xv)

Except for Credit and Collateral Requirements in ARTICLE Eight for which there is a separate Event of Default specified in this Section 6.01, Seller fails to satisfy the Credit and Collateral Requirements in ARTICLE Eight and the failure is not cured within three (3) Business Days after Notice of the failure;

(xvi)

Subject to the terms of a Collateral Assignment Agreement, the occurrence and continuation of a default, event of default, or other similar condition or event under one or more agreements or instruments relating to indebtedness for borrowed money, which results in the indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable;

(xvii)	The assets of Seller has been pledged or assigned as collateral or otherwise to any party other than Lender;

(xviii)	Seller transfers or assigns the WDAT Queue Position; or

(xix)	Seller fails to meet Project milestones and the failure is not cured by the Milestone Cure Period date as set forth in EXHIBIT G – Seller’s Milestone Schedule.

6.02	Early Termination.

There will be no opportunity for cure except as specified in Section 6.01 or pursuant to a Collateral Assignment Agreement agreed upon by Anaheim, Seller and Lender in accordance with Section 10.05.

If an Event of Default shall have occurred, the Party taking the default (the “Non-Defaulting Party”) has the right:

(a)

To designate by Notice, which will be effective five (5) Business Days after the Notice is given, a day, no later than twenty (20) days after the Notice is effective, for the early termination of this Agreement (an “Early Termination Date”); provided, a Non-Defaulting Party’s right to terminate this Agreement pursuant to this Section 6.02(a) may only be exercised not later than two hundred forty (240) days from either (a) the date of the Non-Defaulting Party’s Notice to the Defaulting Party of the act and/or omission giving rise to the applicable Event of Default; or, the date the Non-Defaulting Party becomes aware of the Event of Default, if no cure period is provided herein; and

(b)	To pursue all remedies available at law or in equity against the Defaulting Party (including monetary damages), except to the extent that such remedies are limited by the terms of this Agreement.

Upon the effective designation of an Early Termination Date, the Non-Defaulting Party will have the right to immediately suspend performance under this Agreement, including performance under Section 3.01(d) but excluding the obligation to post and maintain Development Security and Performance Assurance in accordance with Section 3.06 or ARTICLE Eight. Notwithstanding the foregoing, this ARTICLE Six shall not apply or govern those defaults described in and governed by Sections 1.12 and 2.04.

6.03	Termination Payment.

As soon as practicable after an Early Termination Date is declared, the Non-Defaulting Party shall provide Notice to the Defaulting Party of the Termination Payment.

The Notice must include a written statement setting forth, in reasonable detail, the calculation of such Termination Payment including the Forward Settlement Amount, together with appropriate supporting documentation.

If the Termination Payment is positive, the Defaulting Party shall pay such amount to the Non-Defaulting Party within ten (10) Business Days after the Notice is provided. If the Termination Payment is negative (i.e., the Non-Defaulting Party owes the Defaulting Party more than the Defaulting Party owes the Non-Defaulting Party), then the Non-Defaulting Party shall pay such amount to the Defaulting Party within thirty (30) days after the Notice is provided.

The Parties shall negotiate in good faith to resolve any disputes regarding the calculation of the Termination Payment. Any disputes which the Parties are unable to resolve through negotiation may be submitted for resolution through mediation as provided in ARTICLE Twelve.

*** End of ARTICLE SIX ***

ARTICLE SEVEN.     LIMITATIONS OF LIABILITIES

EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES BY EITHER PARTY UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF.

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES WILL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY WILL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED, UNLESS THE PROVISION IN QUESTION PROVIDES THAT THE EXPRESS REMEDIES ARE IN ADDITION TO OTHER REMEDIES THAT MAY BE AVAILABLE.

SUBJECT TO SECTION 12.03, IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY WILL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES WILL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE PROVISIONS OF SECTION 10.03 (INDEMNITY), NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

NOTHING IN THIS ARTICLE PREVENTS, OR IS INTENDED TO PREVENT ANAHEIM FROM PROCEEDING AGAINST OR EXERCISING ITS RIGHTS WITH RESPECT TO ANY DEVELOPMENT SECURITY.

*** End of ARTICLE SEVEN ***

ARTICLE EIGHT.     CREDIT AND COLLATERAL REQUIREMENTS

8.01	Financial Information.

(a)	If requested by one Party, the other Party shall deliver the following financial statements, which in all cases must be for the most recent accounting period and prepared in accordance with GAAP:

(i)

Within one hundred eighty (180) days following the end of each fiscal year, a copy of its annual report containing audited consolidated financial statements, if available, (income statement, balance sheet, statement of cash flows and statement of retained earnings and all accompanying notes) for such fiscal year, setting forth in each case in comparative form the figures for the previous year; and

(b)	The financial statements specified in Sections 8.01(a)(i) above must be:

(i)	Certified in accordance with all Applicable Laws, including all applicable SEC rules and regulations, if such Party is a SEC reporting company; or

(ii)

In the case of Seller, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) if such is not a SEC reporting company; and in the case of the Buyer, audited by the independent certified public accounting firm for the prior fiscal year;

(c)	For purposes of the requirement set forth in Section 8.01(a):

(i)	If a Party’s financial statements are publicly available electronically on the website of that Party or the SEC, then the Party shall be deemed to have met this requirement; and

(ii)

Should any such financial statements not be available on a timely basis due to a delay in preparation or certification, that delay will not be an Event of Default so long as the producing party diligently pursues the preparation, certification and delivery of the financial statements.

8.02	Development Security and Performance Assurance.

(a)	Posting Performance Assurance.

On or before the commencement of the Term, Seller shall post Performance Assurance with Anaheim.

The Performance Assurance Amount due to Anaheim by Seller will be as set forth in Section 1.08.

The Performance Assurance Amount shall be posted to Anaheim and maintained at all times during the Term and thereafter until such time as Seller has satisfied all monetary obligations which survive any termination of this Agreement in any event not to exceed one year following the end of the Term.

The Performance Assurance Amount must be in the form of a Letter of Credit acceptable to Anaheim, provided, on the commencement of the Term, if Seller has posted the Development Security in the form a Letter of Credit and Anaheim has not either returned the Development Security to Seller or given Seller Notice, pursuant to EXHIBIT K, of its determination regarding the disposition of the Development Security by such date, then Seller may withhold the portion of the Performance Assurance Amount equal to the Development Security or any portion thereof held by Anaheim at that time until three (3) Business Days following the later of Seller’s receipt or forfeiture of the Development Security or any portion thereof pursuant to Section 3.06 and EXHIBIT K after which Seller shall be obligated to post the full Performance Assurance Amount.

(b)	Letters of Credit.

Development Security and Performance Assurance provided in the form of a Letter of Credit must be subject to the following provisions:

(i)	Each Letter of Credit must be maintained for the benefit of Anaheim;

(ii)	Seller shall:

(1)	Renew or cause the renewal of each outstanding Letter of Credit on a timely basis as provided in the relevant Letter of Credit;

(2)

If the bank that issued an outstanding Letter of Credit has indicated its intent not to renew or extend such Letter of Credit, provide alternative Development Security or Performance Assurance acceptable to Anaheim at least twenty (20) Business Days before the expiration of the outstanding Letter of Credit; and

(3)

If the bank issuing a Letter of Credit fails to honor Anaheim’s properly documented request to draw on an outstanding Letter of Credit, Seller shall provide alternative Development Security or Performance Assurance acceptable to Anaheim within three (3) Business Days after such refusal;

(iii)

Upon the occurrence of a Letter of Credit Default, Seller shall provide to Anaheim either a substitute Letter of Credit or alternative Development Security and Performance Assurance acceptable to Anaheim, in each case on or before the first Business Day after the occurrence thereof.

(iv)	Upon the occurrence of Letter of Credit Derating, Seller shall provide to Anaheim either a substitute Letter of Credit or alternative Development

Security or Performance Assurance acceptable to Anaheim, in each case on or before the third (3rd) Business Day after the occurrence of the Letter of Credit Derating;

(v)

Upon, or at any time after the occurrence and continuation of an Event of Default by Seller, if an Early Termination Date has occurred or been designated as a result of an Event of Default by Seller for which there exist any unsatisfied payment obligations, then Anaheim may draw on any undrawn portion of any outstanding Letter of Credit upon submission to the bank issuing such Letter of Credit of one or more certificates specifying that such Event of Default or Early Termination Date has occurred and is continuing.

In addition, Anaheim will have the right to draw on the Letter of Credit for any of the following reasons:

(1)	The Letter of Credit will expire in fewer than ten (10) Local Business Days and Seller has not provided Anaheim alternative Development Security or Performance Assurance acceptable to Anaheim.

(2)

The Seller or the issuer of the Letter of Credit has provided written Notice to Anaheim of either Seller’s or the issuer’s intent not to renew or extend the Letter of Credit following the present expiration date thereof (“Notice of Non-Renewal”), and Seller has failed to provide Anaheim with a replacement Letter of Credit satisfactory to Anaheim, in its sole discretion, within thirty (30) days following the date of the Notice of Non-Renewal.

(3)	Anaheim has not been paid any or all of Seller’s payment obligations due and payable under the Agreement.

Cash proceeds received by Anaheim from drawing upon the Letter of Credit pursuant to this Section 8.02(b)(v) (except item (3) above for payment obligations due and payable) will be deemed Development Security or Performance Assurance as security for Seller’s obligations to Anaheim and Anaheim will have the rights and remedies set forth in Section 8.02(a) with respect to such cash proceeds.

Notwithstanding Anaheim’s receipt of cash proceeds of a drawing under the Letter of Credit, Seller shall remain liable for any:

(4)

Failure to provide or maintain sufficient Development Security or Performance Assurance (including failure to replenish a Letter of Credit to the full Development Security or Performance Assurance Amount in the event that Anaheim draws against the Letter of Credit for any reason other than to satisfy a Termination Payment); or

(5)	Any amounts owing to Anaheim and remaining unpaid after the application of the amounts so drawn by Anaheim; and

(vi)	In all cases, the costs and expenses of establishing, renewing, replenishing, substituting, canceling, and increasing the amount of a Letter of Credit will be borne solely by Seller.

8.03	First Priority Security Interest.

To secure its obligations under this Agreement, and until released as provided herein, Seller hereby grants to Anaheim a present and continuing first-priority security interest (“Security Interest”) in, and lien on (and right to net against), and assignment of the Development Security and Performance Assurance posted pursuant to Sections 3.06 and 8.02, and all interest thereon or proceeds resulting therefrom or from the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of Anaheim, and Seller agrees to take all action as Anaheim reasonably requires in order to perfect Anaheim’s Security Interest in, and lien on (and right to net against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.

Upon or any time after the occurrence of, and during the continuation of, an Event of Default caused by Seller, an Early Termination Date resulting from an Event of Default caused by Seller, or an occasion provided for in this Agreement where Anaheim is authorized to retain all or a portion of the Development Security or Performance Assurance, Anaheim may do any one or more of the following:

(a)	Exercise any of its rights and remedies with respect to the Development Security and Performance Assurance, including any such rights and remedies under Applicable Laws then in effect;

(b)	Draw on any outstanding Letter of Credit issued for its benefit; and

(c)

Liquidate all Development Security and Performance Assurance then held by or for the benefit of Anaheim free from any claim or right of any nature whatsoever of Seller, including any equity or right of purchase or redemption by Seller.

Anaheim shall apply the proceeds of the collateral realized upon the exercise of any such rights or remedies to reduce Seller’s obligations under this Agreement, subject to Anaheim’s obligation to return any surplus proceeds remaining after these obligations are satisfied in full. Notwithstanding the foregoing, Seller remains liable for any amounts owing to Anaheim after such application.

8.04	Credit and Collateral Covenants.

(a)

Seller shall, from time to time as requested by Anaheim, execute, acknowledge, record, register, deliver, and file all such notices, statements, instruments, and other documents as maybe necessary or advisable to render fully valid and enforceable under all Applicable Laws the rights, liens, and priorities of Anaheim with respect to the Security Interest provided for herein and therein.

(b)

Except for Seller’s ability to do so in the ordinary course of business for corporate purposes or in connection with a portfolio financing of the Seller’s upstream parent companies, Seller may not cause or permit the stock, equity ownership interest in Seller to be pledged or assigned as collateral or otherwise to any party other than Lender consistent with the provisions of this Agreement. Additionally, Seller may not cause or permit the assets of Seller to be pledged or assigned as collateral or otherwise to any party other than Lender consistent with the provisions of this Agreement.

(c)

Except for Seller’s ability to do so in connection with portfolio financing of the Seller’s upstream parent companies, which includes acting as a guarantor of obligations or premium payments that may be due under such portfolio bonding program or other similar programs that are customary in the landfill gas to energy industry, Seller may not create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable for, contingently or otherwise, any Seller’s Debt, or issue any Disqualified Stock, in each case, other than Seller’s Debt incurred, issued, assumed or guaranteed, or Disqualified Stock issued, in connection with the funding of the development, construction, or Operation of the Generating Facility.

(d)

Except for liens for the benefit of Lender, Seller may not create, incur, assume or suffer to be created by it or any subcontractor, employee, laborer, material man, other supplier of goods or services or any other person, any lien on Seller’s interest (or any part thereof) in this Agreement, the Site, or the Generating Facility.

Seller promptly shall pay or discharge, or shall cause its contractors to promptly pay and discharge, and discharge of record, any such lien for labor, materials, supplies or other obligations upon Seller’s interest in the Site, the Generating Facility, or any part thereof or interest therein, unless Seller is disputing any such lien in good faith and only for so long as it does not create an imminent risk of a sale or transfer of the Generating Facility or any part thereof.

Seller shall promptly notify Anaheim of any attachment or imposition of any lien against Seller’s interest (or any part thereof) in the Site, the Generating Facility, or any part thereof or interest therein.

(e)

Seller may not hold any material assets, become liable for any material obligations or engage in any material business activities other than the development, construction and Operation of the Generating Facility or its obligations under the Lease. The foregoing sentence shall not excuse or be read to authorize an Event of Default or any other failure to perform under this Agreement.

(f)	Seller may not own, form or acquire, or otherwise conduct any of its activities through, any direct or indirect subsidiary.

(g)	During any period during which Seller is a Defaulting Party, Seller may not:

(i)	Declare or pay any dividend, or make any other distribution or payment, on account of any equity interest in Seller; or

(ii)	Otherwise make any distribution or payment to any Affiliate of Seller.

8.05	Commercial Code Waiver.

This Agreement sets forth the entirety of the agreement of the Parties regarding credit, collateral, and adequate assurances. Except as expressly set forth in ARTICLE Eight of this Agreement, neither Party:

(a)	Has or will have any obligation to post margin, provide letters of credit, pay deposits, make any other prepayments or provide any other financial assurances, in any form whatsoever; or

(b)	Will have reasonable grounds for insecurity with respect to the creditworthiness of a Party that is complying with the relevant provisions of ARTICLE Eight of this Agreement;

and all implied rights relating to financial assurances arising from Section 2609 of the California Commercial Code or case law applying similar doctrines, are hereby waived.

*** End of ARTICLE EIGHT ***

ARTICLE NINE.     GOVERNMENTAL CHARGES

9.01	Cooperation to Minimize Tax Liabilities.

Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties to minimize all taxes, so long as neither Party is materially adversely affected by such efforts.

9.02	Governmental Charges.

Seller shall pay or cause to be paid all taxes imposed by any Governmental Authority (“Governmental Charges”) on or with respect to the Metered Amounts (and any contract associated with the Metered Amounts) arising before the Delivery Point, including ad valorem taxes and other taxes attributable to the Generating Facility, land, land rights, or interests in land for the Generating Facility.

Anaheim shall pay or cause to be paid all Governmental Charges on or with respect to the Metered Amounts at and from the Delivery Point. If Seller is required by law or regulation to remit or pay Governmental Charges which are Anaheim’s responsibility hereunder, Anaheim shall promptly reimburse Seller for such Governmental Charges upon Seller’s proof of payment thereof.

If Anaheim is required by Applicable Laws to remit or pay Governmental Charges which are Seller’s responsibility hereunder, Anaheim may deduct or offset such amounts from Monthly Cash Settlement Amount to Seller made pursuant to EXHIBIT E.

If Anaheim elects not to deduct or offset such amounts from Seller’s Monthly Cash Settlement Amount, Seller shall promptly reimburse Anaheim for such amounts upon Anaheim’s Payment Invoice request. Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which that Party is exempt under the law.

9.03	Providing Information to Taxing Authorities.

Seller or Anaheim, as necessary, shall provide information concerning the Generating Facility to any requesting taxing authority.

*** End of ARTICLE NINE ***

ARTICLE TEN.     MISCELLANEOUS

10.01	Representations and Warranties.

On the Effective Date, each Party represents and warrants to the other Party that:

(a)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)

The execution, delivery, and performance of this Agreement are within its powers, have been duly authorized by all necessary action, and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party, or any law, rule, regulation, order or the like applicable to it;

(c)	This Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

(d)

There is not pending, or to its knowledge, threatened against it or, in the case of Seller, any of its Affiliates, any legal proceedings that could materially adversely affect its ability to perform under this Agreement;

(e)	No Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(f)

It is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of the other Party and it is capable of assessing the merits of and understanding, and understands and accepts the terms, conditions, and risks of this Agreement.

It has not relied upon any promises, representations, statements, or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement; and

(g)	It has entered into this Agreement in connection with the conduct of its business, and it has the capacity or ability to make or take delivery of the Product as contemplated in this Agreement.

10.02	Additional Seller Representations, Warranties and Covenants.

(a)	Seller hereby covenants to Anaheim that throughout the Delivery Term:

(i)	Seller shall own and Operate the Generating Facility;

(ii)	Seller shall deliver to Anaheim the Product free and clear of all liens, security interests, claims, and encumbrances or any interest therein or thereto by any person;

(iii)	Seller has the right to sell all rights, title, and interest in the Product, including any of its Green Attributes, to Anaheim throughout the Term, and, except as set forth herein;

(iv)	Seller shall not sell the Product to any other person or entity;

(v)	Seller shall hold the rights to all Green Attributes and, if applicable, Capacity Attributes and Resource Adequacy Benefits, which Seller has conveyed and has committed to convey to Anaheim hereunder;

(vi)

Seller shall obtain, maintain, and remain in compliance with all Permits, interconnection agreements, and transmission rights necessary to Operate the Generating Facility and to deliver electric energy from the Generating Facility to the Delivery Point;

(vii)	Subject to Sections 1.12, 3.03 and 3.20, Seller shall take all actions necessary for the Project to qualify and be certified by the CEC as an ERR;

(viii)

Subject to Section 1.12, Seller shall take all necessary steps, including making or supporting timely filings with the CEC, to obtain and maintain CEC Certification and CEC Verification throughout the Delivery Term; and

(ix)

Subject to Sections 1.12, 3.03 and 3.20, Seller shall take all actions necessary for the Product delivered to Anaheim to qualify under the requirements of the California Renewables Portfolio Standard and to meet the criteria set forth in California Public Utilities Code Section 399.16(b)(1).

(x)

Seller shall at all times operate the Generating Facility in full compliance with all applicable local, state, and federal laws, rules, and regulations, including without limitation those related to Cal/OSHA, Fed/OSHA, and environmental compliance.

(b)	Seller, and, if applicable, its successors, represents and warrants that throughout the Delivery Term of this Agreement that:

(i)

The Project qualifies and is certified by the CEC as an ERR as such term is defined in California Public Utilities Code Section 399.12, and the Project’s output delivered to Anaheim meets the criteria set forth in PUC Section 399.16 (b)(1); and

(ii)	The Project’s output delivered to Anaheim qualifies under the requirements of the California Renewables Portfolio Standard.

To the extent a change in Applicable Laws occur after execution of this Agreement that causes this representation and warranty to be materially false or misleading; it shall not be an Event of Default if Seller has used commercially reasonable efforts to comply with such change in Applicable Laws.

(c)

Seller and, if applicable, its successors, represents and warrants that throughout the Delivery Term of this Agreement the Renewable Energy Credits transferred to Anaheim conform to the definition and attributes required for compliance with the RPS Legislation. To the extent a change in Applicable Laws occur after execution of this Agreement that causes this representation and warranty to be materially false or misleading; it shall be governed by Section 1.12.

(d)	The term “commercially reasonable efforts” as used in Section 10.02(b) and Section 10.02(c) means efforts consistent with and subject to Section 1.12.

(e)

Seller warrants that all necessary steps to allow the Renewable Energy Credits transferred to Anaheim to be tracked in the Western Renewable Energy Generation Information System (WREGIS) will be taken prior to the first delivery under the Agreement.

10.03	Indemnity.

(a)	Anaheim’s Indemnification Obligations.

In addition to any other indemnification obligations Anaheim may have elsewhere in this Agreement, which are hereby incorporated in this Section 10.03(a), Anaheim releases, and shall indemnify, defend and hold harmless Seller, and Seller’s directors, members, managers, officers, employees, agents, assigns, and successors in interest, from and against any and all loss, liability, damage, claim, cost, charge, demand, fine, penalty, or expense of any kind or nature (including any direct, damage, claim, cost, charge, demand, or expense, and attorneys’ fees (including cost of in-house counsel) and other costs of litigation, arbitration and mediation, and in the case of third-party claims only, indirect and consequential loss or damage), arising out of or in connection with:

(i)	any breach made by Anaheim of its representations and warranties in Sections 10.01 and 10.02: and

(ii)

so long as Seller has fully complied with the Generator Operator Obligations and Generator Owner Obligations, any NERC Standards Non-Compliance Penalties which are solely due to Anaheim’s negligence in performing its role as Seller’s Scheduling Coordinator throughout the Delivery Term; and

(iii)

injury or death to persons, including Seller’s employees, and physical damage to property, including Seller’s property, to the extent (i) the damage arises out of, is related to, or is in connection with, Anaheim’s negligent performance of its obligations under this Agreement, and (ii) damage to Seller’s property is not covered under either of the property insurance coverages required in Sections 10.11(a).

(b)	Seller’s Indemnification Obligations.

In addition to any other indemnification obligations Seller may have elsewhere in this Agreement, which are hereby incorporated in this Section 10.03(b), Seller releases, and shall indemnify, defend and hold harmless Anaheim, and Anaheim’s elected and appointed officials, officers, employees, agents, assigns, and successors in interest, from and against any and all loss, liability, damage, claim, cost, charge, demand, penalty, fine, or expense of any kind or nature (including any direct, damage, claim, cost, charge, demand, or expense, and attorneys’ fees (including cost of in-house counsel) and other costs of litigation, arbitration, or mediation, and in the case of third-party claims only, including claims arising from a breach of Section 10.02(b), indirect or consequential loss or damage), arising out of or in connection with:

(i)	any breach made by Seller of its representations and warranties in Sections 10.01 and 10.02;

(ii)	Seller’s failure to fulfill its obligations regarding Resource Adequacy Benefits as set forth in Sections 3.01 and 3.02;

(iii)

NERC Standards Non-Compliance Penalties or an attempt by any Governmental Authority, person or entity to assess such NERC Standards Non-Compliance Penalties against Anaheim, except to the extent solely due to Anaheim’s negligence in performing its role as Seller’s Scheduling Coordinator throughout the Delivery Term;

(iv)

injury or death to persons, including Anaheim employees, and physical damage to property, including Anaheim property, to the extent (i) the damage arises out of, is related to, or is in connection with, Seller’s negligent performance of its obligations under this Agreement, and (ii)damage to Anaheim’s property is not covered under property insurance carried by Anaheim;

(v)

injury or death to any person or damage to any property, including the personnel or property of Anaheim, to the extent that Anaheim would have been protected had Seller complied with all of the provisions of Section 10.11; provided, the inclusion of this Section 10.03(b)(v) is not intended to create any express or implied right in Seller to elect not to provide the insurance required under Section 10.11;

(vi)	any breach by Seller of the covenants set forth in Section 2.06(b), or:

(vii)

any breach by Seller of the obligations set forth in Section 3.19. In addition, Seller waives any and all rights whatsoever that Seller may otherwise have against Anaheim (including without limitation any right of reimbursement) with respect to Prevailing Wage Laws.

This indemnity applies notwithstanding Anaheim’s active or passive negligence. However, Anaheim will not be indemnified under Section 10.03(b)(i) through Section 10.03(b)(iv) for its loss, liability, damage, claim, cost, charge, demand, or expense to the extent caused by its gross negligence or willful misconduct.

(c)	Mutual Indemnification.

Each Party shall indemnify, defend and hold harmless the other Party and the other Party’s directors, members, managers, officers and in the case of Anaheim elected and appoint officials, employees, and agents, assigns, and successors in interest, from and against any and all loss, liability, damage, claim, cost, charge, demand, fine, penalty, or expense of any kind or nature (including direct, indirect, or consequential loss, damage, claim, cost, charge, demand, or expense, including attorneys’ fees (including costs of in-house counsel) and other costs of litigation, arbitration or mediation), arising out of or in connection with a Party’s failure to pay any Governmental Charges for which such Party is responsible under ARTICLE Nine.

(d)	Indemnification Claims.

All claims for indemnification by a Party entitled to be indemnified under this Agreement (an “Indemnified Party”) by the other Party (the “Indemnitor”) will be asserted and resolved as follows:

(i)

If a claim or demand for which an Indemnified Party may claim indemnity is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall as promptly as practicable give Notice to the Indemnitor; provided, failure to provide this Notice will relieve Indemnitor only to the extent that the failure actually prejudices Indemnitor.

(ii)

Indemnitor will have the right to control the defense and settlement of any claims in a manner not adverse to Indemnified Party but cannot admit any liability or enter into any settlement without Indemnified Party’s approval.

(iii)

Indemnified Party may employ counsel at its own expense with respect to any claims or demands asserted or sought to be collected against it; provided, if counsel is employed due to a conflict of interest or because Indemnitor does not assume control of the defense, Indemnitor will bear the expense of this counsel.

(e)	Survival of Indemnification Rights and Obligations.

All indemnity rights and obligations survive the termination of this Agreement.

10.04	Assignment.

(a)

Except as provided in Section 10.05, neither Party can assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)

Any direct change of control of Seller (whether voluntary or by operation of law) will be deemed an assignment and will require the prior written consent of Anaheim, which consent shall not be unreasonably withheld. For this purpose, “control” means the ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power. For the avoidance of doubt, Anaheim’s consent shall not be required for the merger or sale of any parent of Seller including, without limitation, Montauk Energy Capital, LLC, Montauk Energy Holdings, LLC or Johnnic Holdings USA LLC.

10.05	Consent to Collateral Assignment.

Subject to the provisions of this Section 10.05, Seller has the right to assign this Agreement as collateral for any financing or refinancing of the Generating Facility.

In connection with any financing or refinancing of the Generating Facility by Seller, Anaheim shall in good faith work with Seller and Lender to agree upon consent to collateral assignment of this Agreement (“Collateral Assignment Agreement”).

The Collateral Assignment Agreement must be in form and substance agreed to by Anaheim, Seller, and Lender, and must include, among others, the following provisions:

(a)

Anaheim shall give Notice of an Event of Default by Seller, to the person(s) to be specified by Lender in the Collateral Assignment Agreement, before exercising its right to terminate this Agreement as a result of such Event of Default;

(b)	Following an Event of Default by Seller under this Agreement, Anaheim may require Seller or Lender to provide to Anaheim a report concerning:

(i)	The status of efforts by Seller or Lender to develop a plan to cure the Event of Default;

(ii)	Impediments to the cure plan or its development;

(iii)

If a cure plan has been adopted, the status of the cure plan’s implementation (including any modifications to the plan as well as the expected timeframe within which any cure is expected to be implemented); and

(iv)	Any other information which Anaheim may reasonably require related to the development, implementation, and timetable of the cure plan.

Seller or Lender must provide the report to Anaheim within ten (10) Business Days after Notice from Anaheim requesting the report. Anaheim will have no further right to require the report with respect to a particular Event of Default after that Event of Default has been cured;

(c)

Lender will have the right to cure an Event of Default on behalf of Seller, only if Lender sends a written notice to Anaheim before the end of any cure period indicating Lender’s intention to cure. Lender must remedy or cure the Event of Default within the cure period under this Agreement; provided, such cure period may, in Anaheim’s sole discretion, be extended by no more than an additional one hundred eighty (180) days;

(d)	Lender will have the right to receive prior written notice before any termination of this Agreement which does not arise out of an Event of Default;

(e)	Lender will receive prior written notice of material amendments to this Agreement;

(f)

If Lender, directly or indirectly, takes possession of, or title to the Generating Facility (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender must assume all of Seller’s obligations arising under this Agreement and all related agreements (subject to such limits on liability as are mutually agreed to by Seller, Anaheim, and Lender as set forth in the Collateral Assignment Agreement); provided, before such assumption, if Anaheim advises Lender that Anaheim will require that Lender cure (or cause to be cured) any Event of Default existing as of the possession date in order to avoid the exercise by Anaheim (in its sole discretion) of Anaheim’s right to terminate this Agreement with respect to such Event of Default, then Lender at its option, and in its sole discretion, may elect to either:

(i)	Cause such Event of Default to be cured, or

(ii)	Not assume this Agreement, in which case this Agreement terminates unimpeded either by operation of law or the terms of this Agreement, as applicable;

(g)

If Lender elects to sell or transfer the Generating Facility (after Lender directly or indirectly, takes possession of, or title to the Generating Facility), or sale of the Generating Facility occurs through the actions of Lender (for example, a foreclosure sale where a third party is the buyer, or otherwise), then Lender must cause the transferee or buyer to assume all of Seller’s obligations arising under this Agreement and all related agreements as a condition of the sale or transfer.

Such sale or transfer may be made only to an entity with financial qualifications (including collateral support and any other additional security as maybe required by Anaheim) and Operating experience equivalent to that of Seller as of the Effective Date satisfactory to Anaheim in its sole discretion; and

(h)	If this Agreement is rejected in Seller’s Bankruptcy or otherwise terminated in connection therewith and if Lender or its designee, directly or indirectly, takes possession of, or title to, the Generating Facility (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender must itself or must cause its designee to promptly enter into a new agreement with Anaheim having substantially the same terms as this Agreement.

10.06	Abandonment.

Seller may not relinquish its possession and control of the Generating Facility without the prior written consent of Anaheim except under circumstances provided for in Sections 10.04 and 10.05.

For purposes of this Section 10.06, Seller will have been deemed to relinquish possession of the Generating Facility if Seller has ceased work on the Generating Facility prior to the Commercial Operation Date or the Generating Facility has ceased production and delivery of the Product for a consecutive ninety (90) day period and such cessation is not a result of an event of Force Majeure or a breach of this Agreement by Anaheim.

10.07	Governing Law.

THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. TO THE EXTENT ENFORCEABLE AT SUCH TIME, EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.08	Notices.

All notices, requests, invoices, statements or payments must be made as specified in EXHIBIT C.

Notices (other than Forecasts, scheduling requests or equivalent requests) must, unless otherwise specified herein, be in writing and may be delivered by hand delivery, first class United States mail, overnight courier service, or facsimile. Notices of curtailment (or equivalent orders) may be oral or written and must be made in accordance with accepted industry practices for such notices.

Notice provided in accordance with this Section 10.08 will be deemed given as follows:

(a)

Notice by facsimile or hand delivery will be deemed given at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise will be deemed given at the close of business on the next Business Day;

(b)	Notice by overnight United States mail or courier service will be deemed given on the next Business Day after such Notice was sent out;

(c)	Notice by first class United States mail will be deemed given two (2) Business Days after the postmarked date.

Notices will be effective on the date deemed given, unless a different date for the Notice to go into effect is stated in another section of this Agreement.

A Party may change its designated representatives, addresses, and other contact information in EXHIBIT C by providing Notice of same in accordance herewith.

10.09	General.

(a)

This Agreement constitutes the entire agreement between the Parties relating to its subject matter. In the event the terms of this Agreement (excluding the Exhibits) or the Exhibits conflict, the terms of the Agreement (excluding the Exhibits) shall govern.

(b)

This Agreement will be considered for all purposes as prepared through the joint efforts of the Parties and may not be construed against one Party or the other as a result of the preparation, substitution, submission, or other event of negotiation, drafting or execution hereof.

(c)

Except to the extent provided for herein, no amendment or modification to this Agreement will be enforceable unless reduced to a writing signed by all Parties. Notwithstanding the foregoing, EXHIBIT D and EXHIBIT D-1, may be amended from time to time; provided the Parties mutually agree in writing through each Party’s designated representative. Such amendment shall be considered an element of administration of the Agreement and shall be deemed a change or an amendment of this Agreement not requiring the further consent of either Party, except as set forth herein. In the case of Buyer, any such amendment will require the approval as to form of the Anaheim City Attorney Office; this amendment shall be incorporated into this Agreement.

(d)	This Agreement does not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement).

(e)	Waiver by a Party of any default by the other Party may not be construed as a waiver of any other default.

(f)	The term “including” when used in this Agreement is by way of example only and may not be considered in any way to be in limitation.

(g)	The word “or” when used in this Agreement includes the meaning “and/or” unless the context unambiguously dictates otherwise.

(h)

The headings used in this Agreement are for convenience and reference purposes only. Words having well-known technical or industry meanings have those meanings unless otherwise specifically defined in this Agreement.

(i)	Where days are not specifically designated as Business Days, they will be considered as calendar days.

(j)	This Agreement is binding on each Party’s successors and permitted assigns.

(k)

No provision of this Agreement is intended to contradict or supersede any applicable agreement covering transmission, distribution, metering, scheduling, or interconnection. In the event of an apparent contradiction between this Agreement and any such agreement, the applicable agreement controls.

(l)

Whenever this Agreement specifically refers to any law, code section, regulation, tariff, government department or agency, regional reliability council, Transmission Provider, or credit rating agency, the Parties hereby agree that the reference also refers to any successor to such law, tariff or organization.

(m)

The Parties acknowledge and agree that this Agreement and the transactions contemplated by this Agreement constitute a “forward contract” within the meaning of the Bankruptcy Code and that Anaheim and Seller are each “forward contract merchants” within the meaning of the Bankruptcy Code.

(n)

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission, Portable Document Format (i.e., PDF), or by other electronic means constitutes effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes; provided however, original (wet) signatures are required for the execution and delivery of the originals and any amendments of this Agreement, as applicable.

(o)	Each Party shall act in good faith in its performance under this Agreement.

(p)	All dollar amounts set forth in this Agreement are in U.S. dollars.

10.10	Confidentiality.

(a)	Terms and Conditions of this Agreement.

Neither Party shall disclose Confidential Information to a third party, other than:

(i)

To such Party’s employees, Lenders, counsel, accountants, advisors or investors, and in the case of Anaheim, its elected or appointed officials, in each case who have a need to know such information and have agreed to keep such terms confidential;

(ii)	To potential Lenders with the consent of Anaheim, which consent will not be unreasonably withheld; provided, disclosure:

(1)	Of cash flow and other financial projections to any potential Lender in connection with a potential loan or tax equity investment; or

(2)	Of Confidential Information to potential Lenders with whom Seller has negotiated (but not necessarily executed) a term sheet or other similar written mutual understanding.

does not require Anaheim’s consent, and provided further that, in each case such potential Lender has a need to know this information and has agreed to keep such terms confidential;

(iii)

As required by the California Public Records Act, Cal. Govt. Code §§ 6250 et. seq. (“CPRA”) and the Ralph M. Brown Act, Cal. Govt. Code §§ 54950 et. seq. (“Brown Act”); to the extent permitted by law, Anaheim may, without violating this Agreement or having any liability whatsoever under this Agreement or otherwise for any claims or causes of action whatsoever resulting from or arising out such disclosure to a third party any Confidential Information, disclose matters that are made confidential by this Agreement to governmental officials or the public as required by any law, regulation, order, rule, order, ruling or other requirement of Applicable Law. Notwithstanding the foregoing, if Anaheim receives a request for disclosure of Confidential Information, Anaheim shall give Seller prompt written notice at the address designated herein prior to any disclosure of Confidential Information. Anaheim will disclose only such information as is legally required; provided, however, Anaheim shall not be obligated to incur any cost or expense in preventing or limiting such disclosure.

(iv)

To the CAISO or as otherwise may reasonably be required in order to participate in any auction, market, or other process pertaining to the allocation of priorities or rights related to the transmission of electric energy sold or to be sold to Anaheim hereunder;

(v)

In order to comply with any Applicable Law or any exchange, control area or CAISO rule, or order issued by a court or entity with competent jurisdiction over the Party making a disclosure of Confidential Information, other than to those entities set forth in Section 10.10(a)(vi);

(vi)

In order to comply with any applicable regulation, rule, or order of the CEC, FERC, any court, administrative agency, legislative body or other tribunal, or any mandatory discovery or data request of a party to any proceeding pending before any of the foregoing;

(vii)	To any governmental body, the CAISO or any local control area or regional authority having jurisdiction in order to support Anaheim’s resource adequacy requirement showings, if applicable; provided,

Anaheim shall, to the extent reasonable, use reasonable efforts to limit the ability of any such applicable governmental body, CAISO, local control area, or regional authority to further disclose such information;

(viii)

As may reasonably be required to participate in the WREGIS or other process recognized under Applicable Laws for the registration, transfer, or ownership of Green Attributes associated with the Generating Facility;

(ix)	To representatives of a Party’s credit ratings agencies:

(1)

Who have a need to review the terms and conditions of this Agreement for the purpose of assisting the Party in evaluating this Agreement for credit rating purposes and have agreed to keep this information confidential; or

(2)	With respect to the potential impact of this Agreement on the Party’s financial reporting obligations;

(x)

In connection with discovery requests or orders pertaining to the non-public terms of this Agreement as referenced in Sections 10.10(a)(v) and 10.10(a)(vi) (“Disclosure Order”) each Party shall, to the extent practicable, use reasonable efforts to:

(1)	Notify the other Party before disclosing the Confidential Information; and

(2)	Prevent or limit such disclosure, except that the Receiving Party shall not be obligated to incur any cost or expense.

After using such reasonable efforts, the Receiving Party will not be:

(3)	Prohibited from complying with a Disclosure Order; or

(4)	Liable to the other Party for monetary or other damages incurred in connection with the disclosure of the Confidential Information.

Except as provided in the preceding sentence, the Parties are entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.

10.11	Insurance.

(a)

Starting on the Effective Date and throughout the Delivery Term of this Agreement and for such additional periods as may be specified below, or for such alternate periods as specifically set forth below, Seller shall, at its own expense, provide and maintain in effect the insurance policies and minimum limits of coverage specified below, and such additional coverage as may be required by applicable law, with insurance companies which are admitted to write business in the state in which the services are to be performed and which have an A.M. Best’s Insurance Rating of not less than A-:VII. The minimum insurance requirements specified herein do not in any way limit or relieve Seller of any obligation assumed elsewhere in this Agreement, including, but not limited to, Seller’s defense and indemnity obligations.

(i)	Workers’ Compensation Insurance with the statutory limits required by the state having jurisdiction over Seller’s employees;

(ii)	Employer’s Liability Insurance with limits of not less than:

(1)	Bodily injury by accident – One Million dollars ($1,000,000) each accident

(2)	Bodily injury by disease – One Million dollars ($1,000,000) policy limit

(3)	Bodily injury by disease – One Million dollars ($1,000,000) each employee

(iii)

Commercial General Liability Insurance, (which, except with the prior written consent of Anaheim, at Anaheim’s discretion, and subject to subsections (l) and (2) below, shall be written on an “occurrence,” not a “claims-made” basis), covering all operations by or on behalf of Seller arising out of or connected with this Agreement, including coverage for bodily injury, broad form property damage, personal and advertising injury, products/completed operations, and contractual liability. Such insurance shall bear a combined single limit per occurrence and annual aggregate of not less than one million dollars ($1,000,000), exclusive of defense costs, for all coverages. Such insurance shall contain standard cross-liability and severability of interest provisions. Such insurance may, with Anaheim’s prior written approval, be subject to a deductible or self-insured retention not to exceed $50,000 per occurrence. Should Seller elect, with Anaheim’s prior approval, to carry/utilize a self-insured retention on this line of coverage, then as respects the additional insureds set forth in Section 10.11(b), below, such self-insurance shall operate in such a manner that such additional insureds shall have the same rights, and the self-insurance program shall have the same obligations to such additional insureds, as such additional insureds would have had should the Seller have met this requirement by securing and maintaining primary commercial insurance, written on a first-dollar basis, on a coverage form at least equal to the most current standard ISO coverage form (as of the date of execution of this Agreement) applicable to commercial general liability coverage.

If Seller elects, with Anaheim’s written concurrence at Anaheim’s sole discretion, to use a “claims made” form of Commercial General Liability Insurance, then the following additional requirements apply:

(1)	The retroactive date of the policy must be prior to the Effective Date; and

(2)

Either the coverage must be maintained for a period of not less than five (5) years after the Agreement terminates, or the policy must provide for a supplemental extended reporting period of not less than five (5) years after the Agreement terminates.

(iv)

Commercial Automobile Liability Insurance covering bodily injury and property damage with a combined single limit of not less than One Million dollars ($1,000,000) per occurrence. Such insurance shall cover liability arising out of Seller’s use of all owned (if any), non-owned and hired automobiles in the performance of the Agreement.

(v)

Umbrella/Excess Liability Insurance, written on an “occurrence”, not a “claims-made” basis, providing coverage excess of the underlying Employer’s Liability, Commercial General Liability, and Commercial Automobile Liability insurance, on terms at least as broad as the underlying coverage, with limits of not less than Ten Million Dollars ($10,000,000) per occurrence and in the annual aggregate. The insurance requirements of this Section 10.11 can be provided by any combination of Seller’s primary and umbrella/excess liability policies.

(vi)

All-Risk Builders’ Risk Insurance. During the entire construction period, Seller shall maintain, or cause to be maintained, All-Risk Builders’ Risk Insurance in an amount not less than 100% of the replacement cost of the Generating Facility to protect against loss of, damage to, or destruction of the Generating Facility, and including expediting expense coverage. Such Builder’s Risk Insurance shall also provide for Boiler and Machinery Coverage (or, at Seller’s option, the required Boiler and Machinery Coverage may be written as a stand-alone coverage with a joint loss adjustment agreement with the Property Insurance policy/insurer). Such Insurance shall contain a waiver of subrogation in favor of Anaheim.

(vii)

All-Risk Property Insurance. At the expiration date of the Builders’ Risk Insurance, Seller shall purchase and maintain All-Risk Property Insurance in an amount not less than the replacement cost of the Generating Facility to protect against loss of, damage to, or destruction of the Generating Facility, and including expediting expense coverage. Such Property Insurance shall also provide for Boiler and Machinery Coverage (or, at Seller’s option, the required Boiler and Machinery Coverage maybe written as a stand-alone coverage with a joint loss adjustment agreement with the Property Insurance policy/insurer). Such Insurance shall contain a waiver of subrogation in favor of Anaheim.

(b)

The insurance required above shall apply as primary insurance to, without a right of contribution from, any other insurance or self-insurance maintained by or afforded to Anaheim and its respective officers, officials, agents, and employees, regardless of any conflicting provision in Seller’s policies to the contrary. To the extent permitted by law, Seller and its insurers shall be required to waive all rights of recovery from or subrogation against Anaheim and its respective officers, officials, agents, employees and insurers.

(c)

The Commercial General Liability and Umbrella/Excess Liability insurance required above shall name, by endorsement (or by blanket policy language, reasonably acceptable to Anaheim, extending additional insured status to whomever the insured agrees by written contract), Anaheim and its respective officers, officials, agents and employees, as additional insureds for liability arising out of Seller’s (i) construction, ownership or Operation of the Generating Facility, and (ii) acts or omissions arising out of or in connection this Agreement.

(d)

At the time this Agreement is executed, or within a reasonable time thereafter (but prior to work commencing under this Agreement), and within a reasonable time after coverage is renewed or replaced, Seller shall furnish to Anaheim certificates of insurance evidencing the coverage required above, written on forms and with deductibles reasonably acceptable to Anaheim. All deductibles, co-insurance and self-insured retentions applicable to the insurance above shall be paid by Seller. Should any of insurance required herein be cancelled or non-renewed by the insurer, Seller shall, within four working days, notify Anaheim of such occurrence by (i) telephone call, (ii) email, and (iii) providing Notice. Anaheim’s receipt of certificates that do not comply with the requirements stated herein, or Seller’s failure to provide certificates, shall not limit or relieve Seller of the duties and responsibility of maintaining insurance in compliance with the requirements in this Section 10.11 and shall not constitute a waiver of any of the requirements in this Section 10.11.

(e)

If Seller fails to comply with any of the provisions of this Section 10.11, Seller, among other things and without restricting Anaheim’s remedies under the law or otherwise, shall, at its own cost and expense, act as an insurer and provide insurance in accordance with the terms and conditions above. With respect to the required Commercial General Liability, Umbrella/Excess Liability and Commercial Automobile Liability insurance, Seller shall provide a current, full and complete defense to Anaheim, and its respective officers, elected and appointed officials, agents, employees, assigns, and successors in interest, in response to a third party claim in the same manner that an insurer would have, had the insurance been maintained in accordance with the terms and conditions set forth above.

(f)	Anaheim’s Risk Manager has the authority, in his sole discretion, to reduce the insurance requirements set forth herein should he determine that doing so is in the best interests of Anaheim.

10.12	Nondedication.

Notwithstanding any other provisions of this Agreement, neither Party dedicates any of the rights that are or may be derived from this Agreement or any part of its facilities involved in the performance of this Agreement to the public or to the service provided under this Agreement, and this service shall cease upon termination of this Agreement.

10.13	Mobile Sierra.

Absent the agreement of all Parties to the proposed change, the standard of review for changes to any rate, charge, classification, term or condition of this Agreement, whether proposed by a Party (to the extent that any waiver in subsection (b) below is unenforceable or ineffective as to such Party), a non-party or FERC acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. 527 (2008) (the “Mobile Sierra” doctrine).

Notwithstanding any provision of Agreement, and absent the prior written agreement of the Parties, each Party, to the fullest extent permitted by Applicable Laws, for itself and its respective successors and assigns, hereby also expressly and irrevocably waives any rights it can or may have, now or in the future, whether under Sections 205, 206, or 306 of the Federal Power Act or otherwise, to seek to obtain from FERC by any means, directly or indirectly (through complaint, investigation, supporting a third party seeking to obtain or otherwise), and each hereby covenants and agrees not at any time to seek to so obtain, an order from FERC changing any Section of this Agreement specifying any rate or other material economic terms and conditions agreed to by the Parties.

10.14	Simple Interest Payments.

Except as specifically provided in this Agreement, any outstanding and past due amounts owing and unpaid by either Party under the terms of this Agreement will be eligible to receive a Simple Interest Payment calculated using the Interest Rate for the number of days between the date due and the date paid.

10.15	Payments.

Payments to be made under this Agreement must be made by wire transfer or Automated Clearing House (ACH).

10.16	Seller Ownership and Control of Generating Facility.

Seller agrees, that, in accordance with FERC Order No. 697, upon request of Anaheim, Seller shall submit a letter of concurrence in support of any affirmative statement by Anaheim that the contractual arrangement set forth in this Agreement does not transfer “ownership or control of generation capacity” from Seller to Anaheim as the term “ownership or control of generation capacity” is used in 18 CFR Section 35.42. Seller also agrees that it will not, in filings, if any, made subject to FERC Order Nos. 652 and 697, claim that the contractual arrangement set forth in this Agreement conveys ownership or control of generation capacity from Seller to Anaheim.

10.17	Required Material.

Seller acknowledges and agrees that, notwithstanding anything to the contrary set forth herein, any review, approval, request, or requirement of any Required Material shall mean only that such Required Material is acceptable to Anaheim solely for Anaheim’s internal purposes and benefit, and will not in any way be construed to mean that such Required Material is accurate, suitable for its intended purpose, in compliance with any Applicable Law or other requirement, or endorsed for the benefit of any other party, including Seller. Further, Seller acknowledges and agrees that Anaheim shall have no liability to Seller or any other third party with respect to any Required Material so reviewed, approved, requested or required by Anaheim or on Anaheim’s behalf.

*** End of ARTICLE TEN ***

ARTICLE ELEVEN.     CHANGE IN ELECTRIC MARKET DESIGN

If a Change in CAISO Tariff renders this Agreement or any terms herein incapable of being performed or administered, then either Party, on Notice, may request the other Party to enter into negotiations to make the minimum changes to this Agreement necessary to make this Agreement capable of being performed and administered, while attempting to preserve to the maximum extent possible the benefits, burdens, and obligations set forth in this Agreement as of the Effective Date.

Upon receipt of a Notice requesting negotiations, the Parties shall negotiate in good faith.

If the Parties are unable, within sixty (60) days after the sending of the Notice requesting negotiations, either to agree upon changes to this Agreement or to resolve issues relating to changes to this Agreement, then either Party may submit issues pertaining to changes to this Agreement to mediation as provided in ARTICLE Twelve.

A change in cost will not in itself be deemed to render this Agreement or any terms therein incapable of being performed or administered, or constitute, or form the basis of, a Force Majeure Event.

*** End of ARTICLE ELEVEN ***

ARTICLE TWELVE.     MEDIATION

12.01	Dispute Resolution.

Other than requests for provisional relief under Section 12.03, any and all Disputes which the Parties have been unable to resolve by informal methods after undertaking a good faith effort to do so, must first be submitted to mediation under the procedures described in Section 12.02 below. This Article shall not apply to those disputes expressly excluded by other sections of this Agreement.

12.02	Mediation.

Either Party may initiate mediation by providing Notice to the other Party in accordance with Section 10.08 of a written request for mediation, setting forth a description of the Dispute and the relief requested.

The Parties will cooperate with one another in selecting the mediator (“Mediator”) from the panel of neutrals from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), its successor, or any other mutually acceptable non-JAMS Mediator, and in scheduling the time and place of the mediation.

Such selection and scheduling will be completed within forty-five (45) days after Notice of the request for mediation.

Unless otherwise agreed to by the Parties, the mediation will not be scheduled for a date that is greater than ninety (90) days from the date of Notice of the request for mediation. Such mediation shall be completed within forty-five (45) days of the initial mediation date unless otherwise agreed to by the Parties.

The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the mediation, which fees and costs will be borne by such Party).

All offers, promises, conduct and statements, whether oral or written, made in connection with or during the mediation by either of the Parties, their agents, representatives, employees, experts, and attorneys (and in the case of Anaheim, elected and appointed officials), and by the Mediator or any of the Mediator’s agents, representatives, and employees, will not be subject to discovery and will be confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding between or involving the Parties, or either of them; provided, evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

12.03	Provisional Relief.

The Parties acknowledge and agree that irreparable damage would occur if certain provisions of this Agreement are not performed in accordance with the terms of this

Agreement, that money damages would not be a sufficient remedy for any breach of these provisions of this Agreement, and that the Parties shall be entitled, without the requirement of posting a bond or other security, to seek a preliminary injunction, temporary restraining order, or other provisional relief as a remedy for a breach of Section 2.06(b), 3.01, 3.02, 3.06(h), 3.09 or 10.10 of this Agreement in any court of competent jurisdiction.

Such a request for provisional relief does not waive a Party’s right to seek other remedies for the breach of the provisions specified above in accordance with Section 12.01, notwithstanding any prohibition against claim-splitting or other similar doctrine. The other remedies that maybe sought include specific performance and injunctive or other equitable relief, plus any other remedy specified in this Agreement for the breach of the provision, or if the Agreement does not specify a remedy for the breach, all other remedies available at law or equity to the Parties for the breach.

*** End of ARTICLE TWELVE ***

[Next Page is Signatures Page]

In WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date:

BOWERMAN POWER LFG, LLC, A Delaware limited liability company	CITY OF ANAHEIM, a municipal corporation

By: /s/ Christopher A. Davis	By: /s/ Dukku Lee
Christopher A. Davis Vice President	Dukku Lee Public Utilities General Manager
Date: 2/26/2014
Attest: By: /s/ Linda N. Andal

Linda N. Andal City Clerk
Date: 3/14/14
APPROVED AS TO FORM: MICHAEL R.W. HOUSTON CITY ATTORNEY By: /s/ Daniel Ballin

Daniel Ballin Deputy City Attorney Date: 2/28/14

EXHIBITS

EXHIBIT A

DEFINITIONS

The following terms shall have the following meaning for purposes of this Agreement.

1.	“AC” means alternating current.

2.	“ACH” means Automated Clearing House and is the primary electronic funds transfer (EFT) system used by agencies to make payments.

3.	“Accepted Compliance Costs” has the meaning set forth in Section 1.12.

4.	“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with that Party.

5.	“Agreement” has the meaning set forth in the Preamble.

6.	“Anaheim” has the meaning set forth in the Preamble.

7.

“Anaheim Penalty” means the amount charged to Seller by Anaheim, as assessed to Anaheim by the CAISO, for the hours in a calendar month when Seller does not accurately provide availability or forecasting information as set forth in EXHIBIT D.

8.

“Applicable Laws” means all constitutions, treaties, laws, codes, ordinances, rules, regulations, interpretations, permits, judgments, decrees, injunctions, writs and orders of any Governmental Authority that apply to either or both of the Parties, the Generating Facility, or the terms of this Agreement.

9.	“Availability Incentive Payments” has the meaning set forth in the CAISO Tariff.

10.	“Availability Standards” has the meaning set forth in the CAISO Tariff.

11.	“Bankrupt” means with respect to any entity, such entity:

(a)

Files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it;

(b)	Makes an assignment or any general arrangement for the benefit of creditors;

(c)	Otherwise becomes bankrupt or insolvent (however evidenced);

(d)	Has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to such entity or any substantial portion of its property or assets; or

(e)	Is generally unable to pay its debts as they fall due.

12.	“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, and any successor statute.

13.	“Bid” has the meaning as set forth in the CAISO Tariff.

14.	“Biomethane” has the meaning as set forth in the CEC Renewables Portfolio Standard Eligibility Commission Guidebook.

15.

“Business Day” means any day except a Saturday, Sunday, a Federal Reserve Bank holiday, or the Friday following Thanksgiving. A Business Day begins at 8:00 a.m. and end at 5:00 p.m. local time for the Party sending the Notice or payment or performing a specified action.

16.	“Buyer” means the City of Anaheim.

17.	“CAISO” means the California Independent System Operator Corporation or successor entity.

18.

“CAISO Approved Meter” means a CAISO approved revenue quality meter or meters, CAISO approved data processing gateway or remote intelligence gateway, telemetering equipment and data acquisition services sufficient for monitoring, recording and reporting, in real time, all electric energy produced by the Generating Facility less Station Use.

19.

“CAISO Charges” means all CAISO charges and fees, including, but not limited to, the fees, debits, costs, penalties, sanctions, grid management charges, and interest that are assigned by the CAISO to the CAISO Scheduling Coordinator ID for this Agreement, or its successor, which shall only contain CAISO charges and fees specifically associated with the Project.

20.

“CAISO Controlled Grid” means the system of transmission lines and associated facilities and entitlements of the participating transmission owners that have been placed under the CAISO’s operational control.

21.	“CAISO Markets” has the meaning as set forth in the CAISO Tariff.

22.	“CAISO Resource ID” means the number or name assigned by the CAISO to the CAISO Approved Meter.

23.

“CAISO Revenues” means the credits and other payments incurred or received by Anaheim as a result of energy from the Generating Facility delivered to any CAISO administered market by Seller, including costs and revenues associated with CAISO dispatches, for each applicable Settlement Interval.

24.	“CAISO Statement” has the meaning set forth in Section 1.03(a) of EXHIBIT E.

25.	“CAISO True-Up(s)” means the CAISO’s recalculation of a CAISO Statement or any Settlement Statement related to the Project in accordance with the CAISO Tariff.

26.

“CAISO Tariff” means the California Independent System Operator Corporation Operating Agreement and Tariff, including the rules, protocols, procedures and standards attached thereto, as the same may be amended or modified from time-to-time and approved by FERC.

27.	“Calculation Period” has the meaning set forth in Section 3.07(a)(i) – Seller’s Product Delivery Obligation.

28.	“California Renewables Portfolio Standard” means the California Public Utilities Code Section 399.11, et seq.

29.

“Capacity Attributes” means any and all current or future defined characteristics, certificates, tags, credits, ancillary service attributes, or accounting constructs, howsoever entitled, including any accounting construct counted toward any resource adequacy requirements, attributed to or associated with the Generating Facility or any unit of generating capacity of the Generating Facility throughout the Delivery Term.

30.	“CEC” means the California Energy Commission.

31.

“CEC Certification” means certification by the CEC that the Generating Facility is an ERR for purposes of the RPS Legislation and that all electric energy produced by the Generating Facility qualifies as generation from an ERR for purposes of the RPS Legislation.

32.

“CEC Pre-Certification” means provisional certification of the proposed Generating Facility as an ERR by the CEC upon submission by a facility of a complete CEC-RPS-1B application and required supplemental information.

33.

“CEC Verification” means verification by the CEC based on ongoing reporting by Seller that the Generating Facility is an ERR for purposes of the RPS Legislation and that all electric energy produced by the Generating Facility qualifies as generation from an ERR for purposes of the RPS Legislation.

34.	“CEQA” means the California Environmental Quality Act.

35.	“CFR” means the Code of Federal Regulations, as may be amended from time to time.

36.

“Change in CAISO Tariff” means that, other than changes for the Market Redesign and Technology Update that became effective on April 1, 2009, the CAISO Tariff has been changed and such change has a material adverse impact on either Party, or the CAISO has been dissolved or replaced and any successor to the CAISO operates under rules, protocols, procedures or standards that differ in a material respect from the CAISO Tariff, after the Effective Date.

37.	“Claiming Party” has the meaning set forth in Section 5.02.

38.	“Collateral Assignment Agreement” has the meaning set forth in Section 10.05.

39.	“Commercial Operation Date” has the meaning set forth in Section 2.03(b).

40.	“Commercial Operation Deadline” has the meaning set forth in Section 1.04.

41.

“Compliance Costs” means all reasonable out-of-pocket costs and expenses in connection with any of Seller’s obligations listed under Section 1.12 including registration fees, volumetric fees, license renewal fees, external consultant fees and capital costs necessary for compliance, but excluding Seller’s internal administrative and staffing costs, due to a change, amendment, enactment or repeal of Applicable Law after the Effective Date which requires Seller to incur additional costs and expenses in connection with any of such obligations, in excess of the costs and expenses that would be incurred for such obligations under the Applicable Law in effect as of the Effective Date. For the avoidance of doubt, Seller’s obligations under Section 1.12 include the following: (i) obtaining and maintaining CEC Pre-Certification or CEC Certification and CEC Verification; and (ii) obtaining, conveying or effectuating Anaheim’s use of (a) Green Attributes, (b) Capacity Attributes; and (c) Resource Adequacy Benefits.

42.	“Compliance Expenditure Cap” means the dollar amount set forth in Section 1.12.

43.

“Confidential Information” means, with respect to a Party hereto, all information or material which either (1) is marked or identified as “Confidential”, “Restricted”, or “Proprietary Information” or other similar marking or identification, or (2) the other Party knew, as recipient, or under the circumstances, should have known, was considered confidential or proprietary by the disclosing party. Confidential Information shall consist of all information, whether in written, oral, electronic, or other form, furnished in connection with this Agreement by one Party or its Representatives to the other Party or to its Representatives, and specifically includes but is not limited to Anaheim’s individually identifiable customer information and Anaheim’s customer usage data and financial data. Confidential Information shall not include any of the following: (1) information already in possession of, or already known to, the Receiving Party as of the Effective Date without an obligation of confidentiality; (2) information in the public domain at the time of the disclosure, or which, after such disclosure, enters into the public domain through no breach of this Agreement by the Receiving Party or its Representative(s); (3) information lawfully furnished or disclosed to the Receiving Party by a non-party to this Agreement without any obligation of confidentiality and through no breach of this Agreement by the Receiving Party or its Representative(s); (4) information independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party; or (5) information authorized in writing by the Disclosing Party to be released from the confidentiality obligations herein. For this definition only, (1) “Representative” means as any elected and appointed officials, affiliate, director, member, manager, officer, employee, agent, advisor or consultant of a Party or any of its subsidiaries or affiliates; and (2) the Party providing Confidential Information shall be the Disclosing Party and the Party receiving the Confidential Information from the Disclosing Party shall be the Receiving Party.

44.

“Construction Permits” means any permits that grant Seller the authority to develop and construct the Generating Facility on the Site pursuant to applicable environmental rules and regulations. Construction Permits include conditional use permit and authority to construct.

45.	“Contract Capacity” means the electric energy generating capacity, set forth in Section 1.01(i), that Seller commits to install at the Site.

46.

“Control Area” means the electric power system (or combination of electric power systems) under the operational control of the CAISO or any other electric power system under the operational control of another organization vested with authority comparable to that of the CAISO.

47.

“Costs” means, with respect to the Non-Defaulting Party, brokerage fees, commissions, legal expenses and other similar third party transaction costs and expenses reasonably incurred by that Party in entering into any new arrangement which replaces this Agreement.

48.

“Credit Rating” means with respect to any entity, on the relevant date of determination, the respective ratings then assigned to such entity’s unsecured, senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P, Fitch, or Moody’s. If no rating is assigned to such entity’s unsecured, senior long-term debt or deposit obligation by S&P, Fitch or Moody’s, then “Credit Rating” means the general corporate credit rating or long-term issuer rating assigned by the other two ratings agencies.

49.	“Daily Delay Liquidated Damages” has the meaning set forth in Section 3.06(c).

50.	“Day-Ahead” has the meaning set forth in the CAISO Tariff.

51.	“Day-Ahead Market” has the meaning set forth in the CAISO Tariff.

52.

“Day-Ahead Price” means the CAISO Day-Ahead Market Locational Marginal Price in each applicable Settlement Interval for electric energy (including the energy, congestion and losses components) at the Generating Facility’s PNode (as published by the CAISO) which is the pricing point used by the CAISO for settlements of this Generating Facility.

53.	“DC” means direct current.

54.	“Defaulting Party” has the meaning set forth in Section 6.01.

55.

“Delivery Point” means the point of delivery of Product to the CAISO-Controlled Grid, as specified in Section 1.01(g) and set forth in the single-line diagram of the CAISO-Controlled Grid interconnection attached hereto as EXHIBIT B-2.

56.	“Delivery Term” means the period beginning with Initial Synchronization and continuing throughout the end of the Term.

57.	“Demonstrated Contract Capacity” has the meaning set forth in Section 3.06(f).

58.	“Development Security” has the meaning set forth in Section 3.06.

59.	“Disclosing Party” has the meaning set forth in Section 10.10.

60.	“Disclosure Order” has the meaning set forth in Section 10.10.

61.

“Dispute” means any and all disputes, claims, or controversies arising out of, relating to, concerning or pertaining to the terms of this Agreement, or to either Party’s performance or failure of performance under this Agreement.

62.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which such stock is convertible, or for which such stock is exchangeable, in each case at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the capital stock, in whole or in part, on or before the date that is ninety-one (91) days after the expiration of the Term of this Agreement.

63.

“DLF” means a number that is a representation for all net electric energy losses or avoided losses associated with the transmission of electric energy through the electric system from the high voltage side of the Generating Facility’s substation bus bar to the interface with the CAISO Controlled Grid, also known as the distribution loss factor.

64.	“Early Termination Date” has the meaning set forth in Section 6.02.

65.	“Effective Date” has the meaning set forth in the Preamble.

66.	“Emergency” means:

(a)

An actual or imminent condition or situation which jeopardizes the integrity of Transmission Provider’s electric system or the integrity of any other systems to which the Transmission Provider’s electric system is connected, as determined by the Transmission Provider in its reasonable discretion, or any condition so defined and declared by the CAISO; or

(b)

An emergency condition as defined under an interconnection agreement and any abnormal interconnection or system condition that requires automatic or immediate manual action to prevent or limit loss of load or generation supply, that could adversely affect the reliability of the Transmission Provider’s electric system or generation supply, that could adversely affect the reliability of any interconnected system, or that could otherwise pose a threat to public safety.

67.	“Energy Communication Network” means the CAISO infrastructure network (data highway) used by all CAISO participants to exchange data to and from resources and CAISO.

68.

“Equitable Defense” means any bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain equitable remedies may be pending.

69.	“ERR” has the meaning set forth in Sections 3.03 and 10.02(b)(i).

70.	“Event of Default” has the meaning set forth in Section 6.01.

71.

“Event of Deficient Product Deliveries” means any instance in which Seller fails to meet Seller’s Product Delivery Obligation as determined in accordance with Section 3.07(a)(ii), which failure results in Seller’s obligation to pay the applicable Product Replacement Damage Amount.

72.	“Expected Annual Net Energy Production” means the Generating Facility’s expected annual Qualified Amounts, as calculated in accordance with Section 1.01(j).

73.

“Federal Funds Effective Rate” means the annual interest rate posted opposite the caption “Federal Funds (effective)” as set forth in the weekly statistical release as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

74.	“FERC” means the Federal Energy Regulatory Commission.

75.	“Firm Operation Date” has the meaning set forth in Section 1.05.

76.	“Fitch” means Fitch Ratings Ltd. or its successor.

77.	“Force Majeure” means any occurrence that was not anticipated as of the Effective Date that:

(a)	In whole or in part:

(i)	Delays a Party’s performance under this Agreement;

(ii)	Causes a Party to be unable to perform its obligations; or

(iii)	Prevents a Party from complying with or satisfying the conditions of this Agreement;

(b)	Is not within the control of that Party; and

(c)

The Party has been unable to overcome by the exercise of due diligence, including an act of God, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, terrorism, sabotage, strike or labor dispute, or actions or inactions of any Governmental Authority (including a change in Applicable Law but excluding Seller’s compliance obligations as set forth in Section 3.20), or curtailment or reduction in deliveries at the direction of a Transmission Provider or the CAISO (except as set forth below) or a lack of availability of Biomethane for the Project due to an event that itself would be defined as a Force Majeure event (e.g. a fire).

Force Majeure does not include:

(a)	Reductions in generation from the Generating Facility resulting from ordinary wear and tear, deferred maintenance, or Operator error;

(b)	Any increase of any kind in any cost;

(c)	Delays in or inability of a Party to obtain financing or other economic hardship of any kind;

(d)	Seller’s ability to sell any Energy at a price in excess of those provided in this Agreement; or

(e)

Curtailment or reduction in deliveries at the direction of a Transmission Provider or the CAISO when the basis of the curtailment or reduction in deliveries ordered by a Transmission Provider or the CAISO is congestion arising in the ordinary course of operations of the Transmission Provider’s system or the CAISO Controlled Grid, including congestion caused by outages or capacity reductions for maintenance, construction or repair.

78.	“Forecast” means an hourly forecast provided in accordance with EXHIBIT D of either:

(a)	The sum of the continuous electrical output ratings (in MWs) for the Generating Facility; or

(b)	The sum of electric energy (in MWh) expected to be generated by the Generating Facility in accordance with Anaheim instructions.

79.	“Forecasted Commercial Operation Date” means the date Seller anticipates, as of the Effective Date, will be the Commercial Operation Date, as set forth in Section 1.03.

80.	“Forecasted Initial Synchronization Date” means the date Seller anticipates, as of the Effective Date, will be the date for Initial Synchronization, as set forth in Section 1.02.

81.	“Forecasting” means the action of Seller in preparing and submitting the Forecasts to Anaheim.

82.	“Forward Settlement Amount” means the Non-Defaulting Party’s Costs and Losses, on the one hand, netted against its Gains, on the other.

If the Non-Defaulting Party’s Costs and Losses exceed its Gains, then the Forward Settlement Amount shall be an amount owing to the Non-Defaulting Party.

If the Non-Defaulting Party’s Gains exceed its Costs and Losses, then the Forward Settlement Amount shall be zero dollars ($0).

The Forward Settlement Amount does not include consequential, incidental, punitive, exemplary or indirect or business interruption damages.

83.	“Full Capacity Deliverability Status” has the meaning set forth in the CAISO Tariff.

84.	“GAAP” means accounting principles generally accepted in the United States of America.

85.

“Gains” means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this Agreement for the remaining Term of this Agreement, determined in a commercially reasonable manner.

Factors used in determining the economic benefit to a Party may include, without limitation, reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transactions at liquid trading hubs (e.g., NYMEX), all of which should be calculated for the remaining Term of this Agreement, and includes the value of Green Attributes and, if applicable, Capacity Attributes and Resource Adequacy Benefits.

Only if the Non-Defaulting Party is unable, after using commercially reasonable efforts, to obtain third party information to determine the gain of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for this purpose in accordance with prudent industry practices.

86.

“Generating Facility” means Seller’s electric generating facility as more particularly described in EXHIBIT B, together with all materials, equipment systems, structures, features and improvements necessary to produce electric energy at the facility, excluding the Site, land rights and interests in land.

87.

“Generator Operator” means the entity that Operates the Generating Facility and performs the functions of supplying energy and interconnected operations services as described in the NERC Reliability Standards.

88.	“Generator Operator Obligations” means the obligations of a Generator Operator as set forth in all applicable NERC Reliability Standards.

89.

“Generator Owner” means an entity that owns the Generating Facility and has registered with NERC as the entity responsible for complying with those NERC Reliability Standards applicable to owners of generating units as set forth in the NERC Reliability Standards.

90.	“Generator Owner Obligations” means the obligations of a Generator Owner as set forth in all applicable NERC Reliability Standards.

91.	“Governmental Authority” means:

(a)	Any federal, state, local, municipal, or other government;

(b)

Any governmental, regulatory or administrative agency, commission, or other authority lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

(c)	Any court or governmental tribunal.

92.	“Governmental Charges” has the meaning as set forth in Section 9.02.

93.

“Green Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from the Project, and its avoided emission of pollutants. Green Attributes include but are not limited to Renewable Energy Credits, as well as:

(1)	Any avoided emission of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants;

(2)

Any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere;

(3)	The reporting rights to these avoided emissions, such as Green Tag Reporting Rights.

Green Tag Reporting Rights are the right of a Green Tag Purchaser to report the ownership of accumulated Green Tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party at the Green Tag Purchaser’s discretion, and include without limitation those Green Tag Reporting Rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program. Green Tags are accumulated on a MWh basis and one Green Tag represents the Green Attributes associated with one (1) MWh of energy.

Green Attributes do not include:

(ii)	Any energy, capacity, reliability or other power attributes from the Project.

(iii)

Production tax credits associated with the construction or operation of the Project and other financial incentives in the form of credits, reductions, or allowances associated with the Project that are applicable to a state or federal income taxation obligation.

(iv)

Fuel-related subsidies or “tipping fees” that may be paid to Seller to accept certain fuels, or local subsidies received by the generator for the destruction of particular preexisting pollutants or the promotion of local environmental benefits, or

(v)	Emission reduction credits encumbered or used by the Project for compliance with local, state, or federal operating and/or air quality permits.

If the Project is a biomass or biogas facility and Seller receives any tradable Green Attributes based on the greenhouse gas reduction benefits or other emission offsets attributed to its fuel usage, the Project shall provide Buyer with sufficient Green Attributes to ensure that there are zero net emissions associated with the production of electricity from the Project.

94.

“Green Market Price” means the market price for energy and Green Attributes from an ERR. Absent a market option for determining a Green Market Price, such price will be mutually established by selecting an agreeable proxy source for determining a Green Market Price.

95.

“Initial Synchronization” means the first generating unit of the Generating Facility is operating in parallel with Seller’s Transmission Provider and the first MWh of electric energy is measured by the CAISO Approved Meter or Check Meter.

96.	“Initial Synchronization Date” means the date upon which Initial Synchronization occurs.

97.

“Interconnection Point” means the location where the Generating Facility first interconnects with the existing electrical transmission or distribution system, as reported on the Generating Facility’s application for interconnection with the Transmission Provider’s electric system, as described in Section 1.01(e).

98.

“Interconnection Study” means any of the studies defined in the CAISO’s Tariff or any Transmission Provider’s tariff that reflect methodology and costs to interconnect the Generating Facility to the Transmission Provider’s electric grid.

99.	“Interest Rate” means, for any date:

(a)

The per annum rate of interest equal to the “Prime Rate” published in The Wall Street Journal under “Money Rates” or such date (or if not published on such date on the most recent preceding day on which published); plus

(b)	Two percentage points (2%);

provided, in no event may the Interest Rate exceed the maximum interest rate permitted by Applicable Laws.

100.	“JAMS” has the meaning set forth in ARTICLE Twelve.

101.

“Lease” means that certain Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement between County of Orange and Bowerman Power LFG, LLC and GSF Energy, LLC dated November 17, 2011, as it may be amended from time to time, the term of which lease begins on or before the commencement of construction of the Generating Facility and extends at least through the last day of the Term.

102.

“Lender” means any financial institutions or successors in interest or assignees that providers) development, bridge, construction, permanent debt, or tax equity financing or refinancing for the Generating Facility to Seller.

103.

“Letter of Credit” means an irrevocable, nontransferable standby letter of credit, substantially in the form of EXHIBIT M and acceptable to Anaheim, provided by Seller from an issuer acceptable to Anaheim that is either a U.S. commercial bank or a U.S. branch of a foreign bank with the bank having a Credit Rating of at least (a) “A-”, or equivalent from S&P, Fitch, or Moody’s, if such entity is rated by at least two of the ratings agencies; or (b) “AA-”, or equivalent, from S&P, Fitch, or Moody’s, if such entity is rated by only one of the ratings agencies. Seller must bear the costs of all Letters of Credit.

104.	“Letter of Credit Default” means with respect to a Letter of Credit, the occurrence of any of the following events:

(a)	The issuer of the Letter of Credit fails to comply with or perform its obligations under such Letter of Credit;

(b)	The issuer of the Letter of Credit disaffirms, disclaims, repudiates, or rejects, in whole or in part, or challenges the validity of, the Letter of Credit;

(c)	The Letter of Credit fails or ceases to be in full force and effect at any time;

(d)	Seller fails to provide an extended or replacement Letter of Credit within twenty (20) Business Days before the Letter of Credit expires or terminates; or

(e)	The issuer of the Letter of Credit becomes Bankrupt;

provided, no Letter of Credit Default will occur or be continuing in any event with respect to a Letter of Credit after the time such Letter of Credit is required to be canceled or returned to a Party in accordance with the terms of this Agreement.

105.

“Letter of Credit Derating” means the issuer of a Letter of Credit fails to maintain a Credit Rating of at least (a) “A-”, or equivalent, from S&P, Fitch, or Moody’s, if such entity is rated by at least two of the ratings agencies; or (b) “AA-”, or equivalent, from S&P, Fitch, or Moody’s, if such entity is rated by only one of the ratings agencies.

106.	“Local Business Day” means a Business Day on which commercial banks are open for business in relation to any:

(a)	Payment, in the place where the relevant account is located; and

(b)

Notice or other communication, in the location specified in the address for notice provided by the recipient, except for the Friday immediately following the U.S. Thanksgiving holiday or a Federal Reserve Bank holiday.

107.	“Locational Marginal Price” has the meaning set forth in the CAISO Tariff.

108.

“Lost Output” means the reduction in Qualified Amounts over the relevant measurement period that the Generating Facility was available to produce and could reasonably have been expected to deliver, but was not delivered due to a Lost Output Event.

109.	“Lost Output Event” means any of the following occurrences which cause Seller to be unable to deliver energy:

(a)	Force Majeure;

(b)	An Event of Default where Anaheim is the Defaulting Party;

(c)	A curtailment or reduction of deliveries as set forth in EXHIBIT D or as otherwise ordered or caused by the CAISO, or

(d)	An Emergency, to the extent not already covered in item (c) above.

110.

“Lost Output Report” means the monthly report of Lost Output in the form of the worksheet from the Lost Output Workbook prepared in accordance with the procedures set forth in Section 3.23 and EXHIBIT L.

111.	“Lost Output Workbook” has the meaning set forth in EXHIBIT L.

112.

“Losses” means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this Agreement for the remaining Term of this Agreement, determined in a commercially reasonable manner.

Factors used in determining economic loss to a Party may include, without limitation, reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transactions at liquid trading hubs (e.g., NYMEX), all of which should be calculated for the remaining Term of this Agreement and must include the value of Green Attributes and, if applicable, Capacity Attributes and Resource Adequacy Benefits.

Only if the Non-Defaulting Party is unable, after using commercially reasonable efforts, to obtain third party information to determine the loss of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for these purposes in accordance with prudent industry practices.

113.	“Material Permits” means all permits required for Commercial Operation of the Generating Facility, as set forth on EXHIBIT G-l.

114.	“Mediator” has the meaning set forth in ARTICLE Twelve.

115.

“Metered Amounts” means the electric energy produced by the Generating Facility and expressed in MWh, as recorded by the CAISO Approved Meter(s), or Check Meter(s), as applicable, adjusted for losses to the Delivery Point and further adjusted to remove DLF’s.

116.	“Milestone Schedule” means Seller’s schedule to develop the Generating Facility as set forth in EXHIBIT G, including any revisions thereto in accordance with this Agreement.

117.	“Monthly Calculation Period” means each calendar month during the Delivery Term.

118.	“Moody’s” means Moody’s Investor Services, Inc.

119.	“MW” means a megawatt (or 1,000 kilowatts) of electric energy generating capacity.

120.	“MWh” means a megawatt-hour (or 1,000 kilowatt-hours) of electric energy.

121.	“MWPDC” means peak DC power.

122.	“NERC” means the North American Electric Reliability Corporation, or any successor thereto.

123.

“NERC Reliability Standards” means those reliability standards applicable to the Generating Facility, or to the Generator Owner or the Generator Operator with respect to the Generating Facility, that are adopted by NERC and approved by the applicable regulatory authorities and available on the CAISO website at http://www.caiso.com/2776/2776e59021220.html.

124.

“NERC Standards Non-Compliance Penalties” means any and all monetary fines, penalties, damages, interest or assessments by the NERC, CAISO, WECC, a Governmental Authority or any entity acting at the direction of a Governmental Authority arising from or relating to a failure to perform the obligations of Generator Operator or Generator Owner as set forth in the NERC Reliability Standards.

125.	“Network Upgrades” has the meaning set forth in the CAISO Tariff.

126.

“New Markets Tax Credit” means New Markets Tax Credits as described under section 45D of the United States Internal Revenue Code for Sellers that select box (c), New Markets Tax Credit, under Section 1.11.

127.	“Non-Availability Charges” has the meaning set forth in the CAISO Tariff.

128.	“Non-Defaulting Party” has the meaning set forth in Section 6.02.

129.	“Notice” means notices, requests, statements, or payments provided in accordance with Section 10.08 and EXHIBIT C.

130.	“OMAR” means the Operational Metering Analysis and Reporting System operated and maintained by the CAISO as the repository of settlement quality meter data or its successor.

131.

“Operate”, “Operated”, “Operating”, or “Operation” means to provide (or the provision of) all the operation, engineering, purchasing, repair, supervision, training, inspection, testing, protection, use, management, improvement, replacement, refurbishment, retirement, and maintenance activities associated with operating the Generating Facility in accordance with Prudent Electrical Practices.

132.	“Original Term” has the meaning set forth in Section 1.06.

133.	“Outage Schedule” has the meaning set forth in EXHIBIT D.

134.	“Party” or “Parties” have the meaning set forth in the Preamble.

135.

“Payment Invoices” are invoices issued by Seller during the Startup and Delivery Term detailing amounts owed by Anaheim to Seller or by Seller to Anaheim for energy deliveries, CAISO Revenues, CAISO Charges, and other charges and adjustments as may be owed by the Parties, in accordance with EXHIBIT E.

136.

“Performance Assurance” means collateral (in the amount of the Performance Assurance Amount set forth in Section 1.08) for Seller’s performance under this Agreement in the form of Letter (s) of Credit.

137.

“Performance Assurance Amount” means the collateral amount for Performance Assurance set forth in Section 1.08. “Permit Approval” means approval by the relevant regulatory agencies of any Permit and shall be deemed obtained upon the issuance of such Permit, and shall not be invalidated by the pendency of an appeal or other post-issuance challenge to the issuance of the Permit.

138.

“Permits” means all applications, approvals, authorizations, consents, filings, licenses, orders, permits or similar requirements imposed by any Governmental Authority, or the CAISO, in order to develop, construct, Operate, maintain, improve, refurbish and retire the Generating Facility or to Forecast or deliver the electric energy produced by the Generating Facility to Anaheim.

139.	“PNode” has the meaning set forth in the CAISO Tariff.

140.	“Price Taker” has the meaning set forth in the CAISO Tariff.

141.	“Product” has the meaning set forth in Section 1.01(d).

142.	“Product Price” means the price set forth in Section 1.07.

143.	“Product Replacement Damage Amount” has the meaning set forth in Section 3.07(b)(i).

144.	“Project” means the Generating Facility.

145.

“Prudent Electrical Practices” means those practices, methods, and acts that would be implemented and followed by prudent operators of electric energy generating facilities in the Western United States, similar to the Generating Facility, during the relevant time period, which practices, methods and acts, in the exercise of prudent and responsible professional judgment in the light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, reliability, and safety.

Prudent Electrical Practices shall include, at a minimum, those professionally responsible practices, methods and acts described in the preceding sentence that comply with manufacturers’ warranties, restrictions in this Agreement, and the requirements of Governmental Authorities, WECC standards, the CAISO, and Applicable Laws.

Prudent Electrical Practices also includes taking reasonable steps to ensure that:

(a)	Equipment, materials, resources, and supplies, including spare parts inventories, are available to meet the Generating Facility’s needs;

(b)

Sufficient Operating personnel are available at all times and are adequately experienced and trained and licensed as necessary to Operate the Generating Facility properly and efficiently, and are capable of responding to reasonably foreseeable emergency conditions at the Generating Facility and Emergencies whether caused by events on or off the Site;

(c)

Preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable, long term and safe Operation of the Generating Facility, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

(d)	Appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

(e)

Equipment is not Operated in a reckless manner, in violation of manufacturer’s guidelines or in a manner unsafe to workers, the general public, or the Transmission Provider’s electric system or contrary to environmental laws, permits or regulations or without regard to defined limitations such as, flood conditions, safety inspection requirements, operating voltage, current, volt ampere reactive (VAR) loading, frequency, rotational speed, polarity, synchronization, and control system limits; and

(f)

Equipment and components are designed and manufactured to meet or exceed the standard of durability that is generally used for electric energy generating facilities operating in the Western United States and will function properly over the full range of ambient temperature and weather conditions reasonably expected to occur at the Site and under both normal and emergency conditions.

146.

“Qualified Amounts” means the Metered Amounts, expressed in MWh, that qualify as renewable power under the requirements of the California Renewables Portfolio Standard, or which do not so qualify solely due to a change in RPS Legislation occurring after the Effective Date, which, notwithstanding Seller’s compliance with Section 3.03, cannot be complied with by Seller on a commercially reasonable basis.

147.	“Real-Time Market” has the meaning set forth in the CAISO Tariff.

148.

“Recalculation Settlement Statement” means the recalculation of a Settlement Statement in accordance with the provisions of the CAISO Tariff, which includes the Recalculation Settlement Statement T+12B, the Recalculation Settlement Statement T+55B, the Recalculation Statement T+9M, the Recalculation Settlement Statement T+18M, the Recalculation Settlement Statement T+35M, the Recalculation Settlement Statement T+36M or any other Recalculation Settlement Statement authorized by the CAISO Governing Board and amended in the latest CAISO Tariff.

149.

“Renewable Energy Credit” or “REC” means a tradable environmental commodity that represent proof that one (1) megawatt-hour (MWh) of energy was generated from an eligible resource. A REC shall be evidenced by WREGIS Certificate. These certificates can be sold and traded and the owner of the REC can claim to have purchased renewable energy. RECs are also commonly known as renewable energy certificates and green tags.

150.

“Required Material” means any permit, license, application, certification, design, specification, program, agreement, instrument, equipment, device, mechanism, or any other item in connection with the Generating Facility to be reviewed or approved by Anaheim or on Anaheim’s behalf, or requested or required of Seller by Anaheim or on Anaheim’s behalf, under this Agreement.

151.

“Resource Adequacy Benefits” means the rights and privileges attached to the Generating Facility that satisfy any entity’s resource adequacy obligations, as those obligations are set forth in any Resource Adequacy Rulings and shall include any local, zonal or otherwise locational attributes associated with the Generating Facility.

152.

“Resource Adequacy Rulings” means any resource adequacy laws, rules or regulations enacted, adopted or promulgated by any applicable Governmental Authority, as such decisions, rulings, laws, rules or regulations may be amended or modified from time-to-time throughout the Delivery Term.

153.	“Responsible Officer” means the chief financial officer, treasurer or any assistant treasurer of a Party or any employee of a Party designated by any of the foregoing.

154.	“Restricted Period” has the meaning set forth in Section 2.06(b).

155.	“RPS Legislation” means the State of California Renewable Portfolio Standard Program, as codified at California Public Utilities Code Section 399.11, et seq.

156.	“S&P” means the Standard & Poor’s Rating Group.

157.

“Schedule,” “Scheduled”, or “Scheduling” means the action of Anaheim in submitting Bids to the CAISO and receiving all CAISO Markets results from the CAISO; provided, that with respect to any Settlement Interval, a CAISO Market result where the Generating Facility is instructed to deliver zero (0) MWhs is not considered a “Schedule” for purposes of this Agreement.

158.	“Scheduling Coordinator” or “SC” means an entity certified by the CAISO for the purposes of undertaking the functions specified by CAISO Tariff Section 2.2.6, as amended by FERC from time-to-time.

159.	“SEC” means the Securities and Exchange Commission.

160.	“Security Interest” has the meaning set forth in Section 8.03.

161.	“Seller” has the meaning set forth in the Preamble.

162.	“Seller’s Product Delivery Obligation” has the meaning set forth in Section 3.07(a)(i).

163.	“Seller’s Debt” means, without duplication, each of the following:

(a)	All indebtedness of Seller for borrowed money;

(b)

All obligations of Seller for the deferred purchase price of property or services which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery or title thereto or the completion of such services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of Seller’s business);

(c)	All obligations of Seller evidenced by notes, bonds, debentures, Disqualified Stock or other similar instruments;

(d)

All obligations of Seller created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	All monetary obligations of Seller under:

(i)	A lease of any property (whether real, personal or mixed) by Seller as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of Seller;

(ii)	A so-called synthetic, off-balance sheet or tax retention lease; or

(iii)

An agreement for the use or possession of property creating obligations which do not appear on the balance sheet of Seller but which, upon the insolvency or bankruptcy of Seller, would be characterized as indebtedness of Seller (without regard to accounting treatment);

(f)	All obligations, contingent or otherwise, of Seller under acceptance, letter of guaranty, letter of credit or similar facilities;

(g)

All obligations of Seller with respect to any redeemable equity interests in Seller, including in the case of preferred stock at the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)

All obligations of Seller with respect to any swaps, caps or collar agreements or similar arrangements to hedge against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, in each case, valued at the aggregate net mark-to-market value;

(i)	All indebtedness of others referred to in clauses (a) through (h) above guaranteed by Seller, or in effect guaranteed by Seller through an agreement:

(i)	To pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness;

(ii)

To purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the holder of such indebtedness against loss;

(iii)	To supply funds to or invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or

(iv)	Otherwise to assure a creditor against loss; and

(j)	Without duplication of the foregoing, all indebtedness referred to in clauses (a) through (i) above secured by any lien on property (including accounts and contract rights) owned by Seller.

The outstanding amount of indebtedness as described above at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

Notwithstanding the foregoing, the term “Seller’s Debt” as used herein does not include Seller’s obligations under this Agreement and the Lease (provided that such Lease does not constitute an obligation of Seller described in clause (e) of the first sentence of this definition).

164.	“Settlement Interval” means any one of the six ten (10) minute time intervals beginning on any hour and ending on the next hour (e.g. 12:00 to 12:10,12:10 to 12:20, etc.).

165.

“Settlement Statement” means any one of the following: Recalculation Settlement Statement T+12B, Recalculation Settlement Statement T+55B, Recalculation Settlement Statement T+9M, Recalculation Settlement Statement T+18M, Recalculation Settlement Statement T+35M, Recalculation Settlement Statement T+36M, or any other Recalculation Settlement Statement authorized by the CAISO Governing Board and amended in the latest CAISO Tariff.

166.	“Simple Interest Payment” means a dollar amount calculated by multiplying the:

(a)	Dollar amount on which the Simple Interest Payment is based; times

(b)	Federal Funds Effective Rate or Interest Rate, as applicable; times

(c)	The result of dividing the number of days in the Calculation Period by 360.

167.	“Site” means the real property on which the Generating Facility will be located, as further described in Section 1.01(b) and EXHIBIT B.

168.	“Site Control” means that Seller is a lessee of the Site under a Lease.

169.	“Standard Capacity Product” has the meaning set forth in Section 3.04.

170.	“Startup Period” means the period that begins at Initial Synchronization and ends at Commercial Operation Date.

171.	“Station Use” means:

(a)

The electric energy produced by the Generating Facility that is used within the Generating Facility to power ancillary equipment such as but not limited to the lights, motors, control systems and other electrical loads that are necessary for Operation; and

(b)	The electric energy produced by the Generating Facility that is consumed within the Generating Facility’s electric energy distribution system as losses.

172.	“Supplemental Lost Output” has the meaning set forth in Section 3.23.

173.	“Supplemental Lost Output Report” has the meaning set forth in Section 3.23.

174.

“Telemetry System” means a system of electronic components that interconnects the CAISO and the Generating Facility in accordance with the CAISO’s applicable requirements as set forth in Section 3.08(d).

175.	“Term” means the term of this Agreement as set forth in Section 1.06.

176.	“Term Year” means a twelve (12) month period beginning on the first day of the calendar month following the Firm Operation Date and each successive twelve (12) month period thereafter.

177.

“Termination Payment” means the sum of all amounts owed by the Defaulting Party to the Non-Defaulting Party under this Agreement, less any amounts owed by the Non-Defaulting Party to the Defaulting Party determined as of the Early Termination Date.

178.	“Test Energy” means the energy produced by the Generating Facility prior to the Commercial Operation Date.

179.

“TLF” means a measure of all net electrical losses, as determined by the Transmission Provider, associated with the transmission of the electric energy through the electric system from the high voltage side of the Generating Facility’s substation bus bar interface with the CAISO Controlled Grid, also known as the transmission loss factor.

180.

“Transmission Provider” means any entity or entities responsible for the interconnection of the Generating Facility with a Control Area or transmitting the Metered Amounts on behalf of Seller from the Generating Facility to the Delivery Point.

181.	“Unincluded Capacity” has the meaning set forth in Section 3.06(g)(ii).

182.	“Use Limited Plan” has the meaning set forth in the CAISO Tariff.

183.	“WDAT Queue Position” has the meaning set forth in the SCE Wholesale Distribution Access Tariff (WDAT).

184.	“WECC” means the Western Electricity Coordinating Council, the regional reliability council for the Western United States, Northwestern Mexico and Southwestern Canada.

185.	“WREGIS” has the meaning set forth in Section 3.01(d)(iv).

186.	“WREGIS Certificate” means a certificate evidencing a transfer of a REC to Anaheim in WREGIS, or any other successor system recognized by Applicable Laws.

*** End of EXHIBIT A ***

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